EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

DATED AS OF AUGUST 3, 2007

BETWEEN

WELLS TIMBERLAND ACQUISITION, LLC

AS PURCHASER

AND

MEADWESTVACO COATED BOARD, INC.

AS SELLER

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Section 16.13	Reimbursement of Legal Fees	54
Section 16.14	Specific Performance	54
Section 16.15	Assignment	54
Section 16.16	Exclusive Dealing	54
Section 16.17	Transfer of Purchaser Prior to Closing	54

ARTICLE XVII	DEFINITIONS	54
Section 17.1	Definitions	54

SCHEDULES AND EXHIBITS

Schedule A	GIS Maps

Exhibit A	Seller Land and Reserved Easements

Exhibit B	Leasehold Interests

Exhibit C	Timberlands II, LLC Purchased Contracts

Exhibit D	Timberlands II, LLC Real Property Leases

Exhibit E	Personal Property

Exhibit F	Harvest Plan

Exhibit G	Form of Timber Note

Exhibit H	Environmental Reports

Exhibit I	Form of Landlord Estoppel

Exhibit J	Form of Limited Liability Company Operating Agreement of Purchaser, LLC

Exhibit K	Deductible/Damages Cap

Exhibit L	Form of Contribution Agreement

Exhibit M	Seller’s Knowledge List/Seller’s Environmental Knowledge List

Exhibit N	Timber Note Indicative Terms

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), entered into this          day of August, 2007, by and between MEADWESTVACO COATED BOARD, INC. a Delaware corporation (“Seller”), and WELLS TIMBERLAND ACQUISITION, LLC (hereinafter referred to as “Purchaser” and, collectively with Seller, Purchaser, LLC and Timberlands II, LLC, the “Parties”). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in Article XVII “Definitions”.

RECITALS

WHEREAS, Seller is the owner or lessee of certain real property which it will contribute, assign, transfer or convey, together with certain other assets and rights under certain continuing leases, contracts and other agreements, to a newly formed single member limited liability company, Timberlands II, LLC, in accordance with the terms and subject to the conditions set forth in this Agreement and the Contribution Agreement (as hereinafter defined); and

WHEREAS, Purchaser wishes to acquire and accept 100% of the outstanding membership interests in Timberlands II, LLC being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a material inducement to Seller to transfer the Purchased Assets to Timberlands II, LLC and to sell the ownership interests in Timberlands II, LLC, Purchaser has agreed to cause Purchaser, LLC to issue a Timber Note and transfer cash together totaling the amount of the Purchase Price to Seller; and

WHEREAS, Purchaser agrees to acquire the ownership of Timberlands II, LLC, which will own the Purchased Assets in Alabama and Georgia and will enter into the Master Stumpage Agreement at Closing, and, as an inducement to Purchaser to purchase the membership interests in Timberlands II, LLC, Seller has agreed to enter into certain Ancillary Agreements as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Timberlands II, LLC Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby agrees to assign, transfer and convey to Purchaser, LLC all of the membership interests outstanding as of the Closing Date in Timberlands II, LLC (collectively, the “Timberlands II, LLC Interests”).

Section 1.2 Transfer of Purchased Assets.

Upon the terms and subject to the conditions set forth in this Agreement and the Contribution Agreement, prior to the Closing Seller hereby agrees to assign, transfer and convey to Timberlands II, LLC all the rights, title and interests of Seller in and to the following assets (collectively, the “Purchased Assets”), and that at the Closing the sole assets of Timberlands II, LLC shall be:

(a) Seller Land. The land owned and held by Seller in fee simple described in Exhibit A and identified therein as Purchased Assets, together with (i) all buildings, structures or other improvements thereon, (ii) all trees and timber lying, growing, standing or located thereon, (iii) roads, bridges, and other improvements and fixtures owned by Seller thereon, if any, and (iv) all other privileges, hereditaments, tenements, appurtenances, easements, rights of way (including the Purchaser Easements in respect thereof) and other rights appertaining thereto, including without limitation, Seller’s interest in and to all development, air and water rights and water stock related to said land and any strips and gores (the “Seller Land”), subject to the Permitted Exceptions; provided that Seller reserves for itself and its successors and assigns the easements with respect to the Seller Land described in Exhibit A;

(b) Leasehold Interests. Subject to the provisions of Section 11.11 hereof, the rights of Seller as lessee with respect to the leases, subleases and licenses described in Exhibit B, which are in effect on the Closing Date and identified therein as Leasehold Interests, which relate to the use and occupancy of certain land, including all purchase options, prepaid rents and security deposits relating thereto, together with certain leasehold improvements with respect thereto, subject to the Permitted Exceptions (collectively, the rights, interests and improvements described above, the “Leasehold Interests”);

(c) Conveyed Minerals. All owned mineral substances in, on or under Seller Land (the “Conveyed Minerals”);

(d) Timberlands II, LLC Purchased Contracts. Subject to the provisions of Section 11.11 hereof, the rights of Seller under the Contracts in effect on the Closing Date that primarily relate to all or any portion of the Seller Land or the forest operations conducted thereon, but excluding the rights of Seller under the Master Stumpage Agreement and Fiber Supply Agreement, and are described in Exhibit C and identified therein as Purchased Assets (collectively, the rights described above, the “Timberlands II, LLC Purchased Contracts”);

(e) Timberlands II, LLC Real Property Leases. Subject to the provisions of Section 11.11 hereof, the rights of Seller with respect to any leases in effect on the Closing Date (i) that relate to all or any portion of the Seller Land to which Seller is a lessor and are described in Exhibit D including any leases under which Seller has granted rights to a third party with respect to the Conveyed Minerals or other recreational rights with respect to the Seller Land or (ii) under which Seller is a lessee of facilities related to the forest operations on the Seller Land and are described in Exhibit D (collectively, the leases described above, the “Timberlands II, LLC Real Property Leases”); and

(f) Personal Property. The personal property listed in Exhibit E attached hereto and hereby made a part hereof, including, without limitation, Seller’s maps (including backup data), books, records, surveys, aerial photos, title policies, deeds, property books, plans, drawings, specifications, renderings, engineering studies, biological studies particular to the Seller Land and Leasehold Property, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller’s possession relating to the Seller Land and Leasehold Property (“Books and Records”), furniture or office equipment located within any buildings or structures, machinery, equipment, appliances, supplies, tools, and other personal property used by Seller in its operations related to the Seller Land and Leasehold Property, timber inventory, GIS data and software (to the extent assignable and transferable and not including proprietary software) and all licenses, certificates, permits, carbon credits or other similar credits, franchises, approvals, exemptions, and registrations (to the extent assignable and transferable) with respect to the Seller Land and Leasehold Property (collectively, the “Personal Property”).

Section 1.3 Permitted Exceptions.

The Purchased Assets shall be assigned, transferred and conveyed to Timberlands II, LLC subject to the following matters (collectively, the “Permitted Exceptions”):

(a) Restrictions on the ability of the Purchasing Parties to build upon or use the Purchased Assets imposed by any current or future development standards, building or zoning ordinances or any other Law;

(b) To the extent any of the Seller Land is bounded or traversed by a river, stream, branch or lake:

(i) All rights of flowage of record including the rights of upper and lower riparian owners and the rights of others to navigate such river or stream to the extent it is navigable;

(ii) The right, if any, of neighboring riparian owners and the public or others to use any public waters or the rights, if any, of the public to use the beaches or shores for recreational purposes;

(iii) Any claim of lack of title to the Seller Land formerly or presently comprising the shores or bottom of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and

(iv) Any portion of the Seller Land which is sovereignty lands and other lands which may lie beneath the ordinary high water mark of navigable rivers as established as of the date the state in which such land is located was admitted to the Union of the United States.

(c) To the extent any portion of the Seller Land is bounded or traversed by a public road, the rights of others in and to any portion of the Seller Land that lies within said road;

(d) Railroad tracks and related facilities, if any, located on any portion of the Seller Land and related railroad easements or rights of way, if any, traversing the Seller Land and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;

(e) As to the Seller Land, Timberlands II, LLC Real Property Leases and Leasehold Interests, subject to the apportionment provisions of Section 2.4, all ad valorem property Taxes for the Tax period during which the Closing occurs and all subsequent Tax periods, including any additional or supplemental Taxes that may result from a reassessment of the Seller Land, Timberlands II, LLC Real Property Leases or Leasehold Interests after the Closing, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open-space exemption which is subject to recapture pursuant to state Laws.

(f) Liens for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings;

(g) All oil, sand, limestone, gas and other minerals as may have been previously reserved by or conveyed to others and any mineral leases concerning the mineral estate of Seller Land;

(h) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Seller Land which would be visible upon an inspection of the Seller Land or would be revealed by an accurate survey of the Seller Land;

(i) The terms and provisions of the Master Stumpage Agreement;

(j) Any claim of lack of access rights to any portion of the Seller Land where Seller has historically enjoyed access;

(k) Any cemeteries or burial grounds; and

(l) Any easements, discrepancies, strips and gores or conflicts in boundary lines, shortages in area, covenants, use restrictions, zoning restrictions, encroachments or any other facts which a current and accurate survey of the Seller Land would disclose.

ARTICLE II

PURCHASE PRICE; PAYMENT

Section 2.1 Purchase Price.

The aggregate purchase price payable by Purchaser, LLC to Seller in consideration for the Timberlands II, LLC Interests shall be Four-Hundred Million and No/100ths ($400,000,000.00) Dollars (the “Purchase Price”). The Purchase Price shall be allocated between the Installment Note Assets and the Cash Assets. The purchase price in consideration of the Installment Note Assets shall be Three-Hundred Ninety-Seven Million Nine-Hundred Seventy-Nine Thousand and No/100ths ($397,979,000.00) Dollars (the “Installment Note Purchase Price”). The purchase price in consideration of the Cash Assets shall be Two Million and Twenty-One Thousand and

No/100ths ($2,021,000.00) Dollars (the “Cash Purchase Price”). The Installment Note Purchase Price shall be payable as provided in Section 2.5(a). The Cash Purchase Price shall be payable as provided in Section 2.5(b).

Section 2.2 Cash Assets and Installment Note Assets.

The “Installment Note Assets” consist of all the Seller Land and Leasehold Interests. The “Cash Assets” consist of the Conveyed Minerals, the Timberlands II, LLC Purchased Contracts, the Timberlands II, LLC Real Property Leases, Personal Property and any other Purchased Assets that are not Installment Note Assets.

Section 2.3 Allocation of Purchase Price.

The Installment Note Purchase Price shall be allocated in its entirety to the Installment Note Assets. The Installment Note Purchase Price shall be allocated among the Installment Note Assets as of the Closing Date, and the Cash Purchase Price shall be allocated among the Cash Assets as of the Closing Date, all in accordance with a schedule to be prepared by Seller, subject to the consent of Purchaser and Purchaser, LLC, which shall not be unreasonably withheld, conditioned or delayed, using the allocation method provided by Section 1060 of the Code and the regulations thereunder. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder. Purchaser and Seller agree that they will not take nor will they permit any Affiliate to take, for Income Tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser’s cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated, and (ii) the amount realized by Seller may differ from the amount allocated to reflect transaction costs that reduce the amount realized for federal Income Tax purposes.

Section 2.4 Apportionments.

Except as provided in Section 3.4, the following shall be apportioned between the Purchasing Parties, on the one hand, and Seller, on the other hand, on and as of the Closing Date (on a per diem basis): (i) rents due from Seller under the Leasehold Interests and Timberlands II, LLC Real Property Leases; (ii) real property Taxes and assessments imposed on a periodic basis in respect of the Purchased Assets, in each case, with respect to the Tax period in which the Closing Date occurs; (iii) rents paid under and other revenue from the Timberlands II, LLC Real Property Leases, including hunting and other recreational lease revenue; (iv) payments, applying to the period beginning on the Closing Date, made by Seller in respect of any Leasehold Interests, Timberlands II, LLC Real Property Leases or Timberlands II, LLC Purchased Contracts; and (v) any credit for timber harvested to which Purchaser is entitled in accordance with this Section 2.4 (collectively, “Apportionments”). For timber that is harvested and delivered prior to Closing pursuant to the harvest plan attached hereto as Exhibit F (the “Harvest Plan”), all revenue therefrom shall go to Seller. Purchaser shall receive a credit against the Cash Purchase Price for all timber which is harvested and delivered prior to Closing and not included in the attached Harvest Plan equal to the sum of the products of the volume of timber harvested (as determined by load and scale tickets for each load of timber harvested) in each product class included in the Fiber Supply Agreement (each a “Product Class”) multiplied by the applicable initial unit price for such Product

Class in the Fiber Supply Agreement. Within thirty (30) days following the Closing Date, Seller shall deliver to Purchaser a report certifying the total volume of additional timber per Product Class harvested prior to the Closing Date, which volumes were not included in the credit to the Purchase Price received by Purchaser at Closing, and the Purchase Price shall be further adjusted by an amount equal to the sum of the products of the additional volume of timber harvested (as determined by load and scale tickets for each load of timber harvested) in each Product Class prior to Closing multiplied by the applicable initial unit price for such Product Class in the Fiber Supply Agreement less any revenue actually received by Purchaser or Timberlands II, LLC for such timber under the any of the Timberlands II, LLC Purchased Contracts by payment by Seller of such amount in cash by wire transfer of immediately available funds to the bank or bank accounts designated by Purchaser. For timber that is harvested and delivered after Closing, whether pursuant to the Harvest Plan or not, all revenue therefrom shall go to Purchaser. Not later than five days prior to the Closing Date, Seller and Purchaser shall determine the Apportionments, and the Installment Note Purchase Price shall be increased or reduced, as applicable (in the form of an increase or reduction of the aggregate principal amount of the Timber Note), by the aggregate amount of such Apportionments relating to the Installment Note Assets, and the Cash Purchase Price shall be increased or reduced, as applicable, by the aggregate amount of such Apportionments relating to the Cash Assets. If the Closing Date occurs before the applicable Tax is assessed for the applicable Tax period, then real property Taxes and assessments imposed on a periodic basis shall be apportioned on the basis of the Tax assessed for the immediately preceding Tax period. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 2.4. Notwithstanding anything to the contrary contained herein, Seller shall be responsible for (i) any fines, penalties or other assessments imposed as a result of Seller’s failure to pay any Taxes due and payable prior to the Closing Date and (ii) any roll-back or greenbelt type Taxes related to any agricultural, forest or open-space exemption which is subject to recapture pursuant to state Laws (collectively, hereinafter “Roll-back Taxes”), but only to the extent that any such Roll-back Taxes relate to a pre-acquisition Tax period and result from (A) any failure by Seller to take actions required to avoid such Roll-back Taxes, prior to the transactions contemplated by this Agreement, (B) actions taken by Seller prior to Closing which result in the removal of any of the Purchased Assets from their current classification or any program or special exemption available under state Laws, (C) the change in use by Seller of any of the Purchased Assets prior to the transactions contemplated by this Agreement or (D) as a result of the consummation of the transfer of the Purchased Assets to Timberlands II, LLC described in Section 1.2. Purchaser shall otherwise be responsible for any Roll-back Taxes. Seller’s obligations with regard to Roll-back Taxes in this Section 2.4 shall survive Closing. If Purchaser and Seller cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 10.5.

Section 2.5 Payment of Purchase Price.

At the Closing, the Purchase Price shall be payable as follows:

(a) At the Closing, the Installment Note Purchase Price shall be payable by Purchaser, LLC to Seller or to those parties designated in writing by Seller, in the form of an installment note issued by Purchaser, LLC (substantially in the form of Exhibit G with only the changes necessary to complete missing information or as agreed upon by the parties) in an aggregate principal amount equal to the Installment Note Purchase Price, on terms and conditions that are consistent with the

Timber Note Indicative Terms (a “Timber Note”). The Timber Note shall be fully secured by an irrevocable standby letter of credit in form and substance reasonably satisfactory to Seller, issued by a Credit Enhancement Bank selected with the prior written consent of Seller, on terms and conditions that are consistent with the Timber Note Indicative Terms (a “Letter of Credit”). The Purchasing Parties will be solely responsible for all fees and expenses associated with the Letter of Credit with respect to the Initial Term. Seller will be solely responsible for all fees and expenses associated with the Letter of Credit for any Extension Period. It is the intention of the Parties that the Installment Note Purchase Price (in the form of the Timber Note) shall be paid solely in consideration for the sale of the Installment Note Assets.

(b) At the Closing, the Cash Purchase Price shall be payable by Purchaser, LLC to Seller or to those parties designated in writing by Seller, in the form of cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller.

Section 2.6 Earnest Money.

Within three (3) business days after date of this Agreement, Purchaser, LLC shall deliver to Title Company, as escrow agent hereunder (in such capacity Title Company shall be hereinafter referred to as “Escrow Agent”), an earnest money deposit (hereinafter referred to as the “Earnest Money”) in the amount of Five Million and No/100ths ($5,000,000.00) Dollars, payable to the order of Escrow Agent, and Escrow Agent agrees to hold and disburse the Earnest Money in an interest bearing account for the benefit of the Party who is entitled to disbursement of the Earnest Money under this Agreement and in accordance with the terms hereof. The Earnest Money, and all interest thereon, shall be applied toward the Cash Purchase Price at Closing.

ARTICLE III

CLOSING

Section 3.1 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party or Parties entitled to the benefit thereof, of the conditions set forth in Article XIII, at such place as mutually agreed upon by the Parties at 9:00 a.m., Eastern Daylight Savings Time, on the later of (i) September 6, 2007 or (ii) subject to the provisions of Section 15.1(b) hereof, the date upon which all of the conditions set forth in Article XIII shall have been satisfied, or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing) but in no event later than the Termination Date (the “Closing Date”). Except as specifically provided herein, time is of the essence for this Agreement for all purposes.

Section 3.2 Closing Deliveries.

(a) Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:

(i) the Contribution Agreement;

(ii) a certificate from a duly authorized officer of Seller attesting to the matters set forth in Sections 13.2(b), 13.2(c) and 13.2(e);

(iii) duly executed counterparts of the assignment and assumption agreement under which, immediately prior to the Closing, Seller assigned and Timberlands II, LLC assumed all of Seller’s right, title and interest in and to the Timberlands II, LLC Purchased Contracts, in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Assignment and Assumption of Purchased Contracts”);

(iv) duly executed counterparts of the assignment and assumption agreement under which, immediately prior to the Closing, Seller assigned and Timberlands II, LLC assumed all of Seller’s right, title and interest in and to the Leasehold Interests, in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Assignment and Assumption of Leasehold Interests”);

(v) duly executed counterparts of the assignment and assumption agreement under which, immediately prior to the Closing, Seller assigned and Timberlands II, LLC assumed all of Seller’s right, title and interest in and to the Timberlands II, LLC Real Property Leases being conveyed to it, in each case in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Assignment and Assumption of Real Property Leases”);

(vi) one limited or special warranty deed per county (or its local equivalent) warranting only against parties claiming by, through or under Seller in recordable form and subject only to the Permitted Exceptions and in a form for each state in which the Seller Land is located mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement;

(vii) one quitclaim deed per county (or its local equivalent), in recordable and mutually agreeable form for each state in which the Seller Land is located, to the Conveyed Minerals in respect of Seller Land by Seller to the Timberlands II, LLC to whom the Seller Land is being conveyed (the deeds contemplated by this subparagraph and subparagraph (vi) above are referred to in this Agreement as the “Deeds”);

(viii) duly executed counterparts of the Master Stumpage Agreement in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Master Stumpage Agreement”);

(ix) duly executed counterparts of the Fiber Supply Agreement in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Fiber Supply Agreement”);

(x) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the regulations thereunder;

(xi) a duly executed counterpart of an assignment agreement transferring to Purchaser, LLC the Timberlands II, LLC Interests being conveyed to Purchaser, LLC in a form mutually agreed upon by Seller and Purchaser within 15 days after the date of this Agreement (the “Assignment of Timberlands II, LLC Interests”);

(xii) affidavits reasonably required by the Title Company (as hereinafter defined), including without limitation, any affidavits necessary for Title Company to include the “non-imputation” endorsement described in Section 11.4(a) of this Agreement in the Title Policies, but only to the extent the same are consistent with Seller’s limited warranty of title to be provided in the Deeds;

(xiii) duly executed landlord estoppel certificates substantially in the form of Exhibit I attached hereto (the “Landlord Estoppels”) from at least 75% (based on number of acres) of the landlords or lessors under the Underlying Leases;

(xiv) one or more Purchaser Easements, each in a form and upon such terms to which Purchaser and Seller agree pursuant to Section 11.3 of this Agreement;

(xv) a closing statement showing the agreed upon Apportionments and costs and expenses to be paid at Closing by Seller and Purchaser respectively (the “Closing Statement”); and

(xvi) such further assignments, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Timberlands II, LLC the Purchased Assets and the membership interests in and to Timberlands II, LLC to Purchaser, LLC in accordance with the terms hereof.

(b) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause the following items to be delivered to Seller:

(i) the Timber Note issued by Purchaser, LLC in respect of the Installment Note Purchase Price;

(ii) the cash wire transfer in respect of the Cash Purchase Price;

(iii) the Letter of Credit securing the Timber Note issued by Purchaser, LLC in respect of the Installment Note Purchase Price;

(iv) certificates of a duly authorized officer of the Purchasing Parties attesting to the matters set forth in Sections 13.3(b) and 13.3(c);

(v) duly executed counterparts of the Assignment of Timberlands II, LLC Interests;

(vi) duly executed counterparts of the Closing Statement;

(vii) a legal opinion that if Purchaser, Timberlands II, LLC or any Affiliate of such Party were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of Purchaser, LLC with those of such Person; and

(viii) such further assignments, certificates of title and other instruments of assumption, all in form reasonably satisfactory to Seller, as are necessary to convey fully and effectively to Timberlands II, LLC the Purchased Assets and the membership interests in and to Timberlands II, LLC to Purchaser, LLC.

(c) Deliveries by Timberlands II, LLC. Immediately prior to the Closing, Seller shall cause Timberlands II, LLC to deliver to Seller:

(i) duly executed counterparts of the Assignment and Assumption of Purchased Contracts, the Assignment and Assumption of Leasehold Interest and the Assignment and Assumption of Real Property Leases, whereby Timberlands II, LLC agrees to assume subject to the Assumed Liabilities as defined in the Contribution Agreement;

(ii) duly executed counterparts of the Master Stumpage Agreement and Fiber Supply Agreement;

(iii) one or more Reserved Easements, each in a form and upon such terms to which Purchaser and Seller agree pursuant to Section 11.3 of this Agreement; and

(iv) any other conveyance documents described in Section 3.2(a) to which Timberlands II, LLC will be a party.

(d) Other Closing Deliveries. The Parties shall each execute and deliver (and, prior to the Closing, Seller shall cause Timberlands II, LLC to execute and deliver, and, from and after Closing, Purchaser and Purchaser, LLC shall cause Timberlands II, LLC to execute and deliver) such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transaction contemplated by this Agreement.

Section 3.3 Possession.

Possession of the Seller Land, the Leasehold Property and Conveyed Minerals shall be delivered to Timberlands II, LLC immediately prior to Closing, subject to the Permitted Exceptions.

Section 3.4 Costs and Expenses.

Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Deeds at Seller’s expense. Purchaser shall pay all recording fees and costs associated with filing any documents, including the Deeds. Purchaser shall be responsible for premiums payable in connection with the issuance of the final Title Policies. Seller shall be responsible for the cost of any title search and examination fees or other costs incurred in connection with the preparation and delivery of the Title Commitments for the Seller Land. Purchaser, on the one hand, and Seller, on the other, shall each be responsible for fifty percent (50%) of the cost of any title search and examination fees or other costs incurred in connection with the preparation and delivery of the Title Commitments for the Leasehold Interests. Subject to the provisions of Section 2.4 hereof, Purchaser shall be responsible for any recapture, reassessment, Roll-back Taxes or changes in Tax assessments in respect of the Purchased Assets that may become due and payable after the Closing caused by any action or inaction of any Purchasing Party after the Closing with respect to the removal of the Purchased Assets from their present classifications, or changes in use after the Closing. The real estate transfer tax payable pursuant to O.C.G.A. § 48-6-1 and the recordation tax payable pursuant to ALA. CODE § 40-22-1 (1975) arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Seller shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Tax Authority. Subject to the terms and conditions of Section 10.5, the Parties shall split the costs incurred by the Parties with respect to any dispute resolution conducted pursuant to Section 10.5 hereof equally. Seller and Purchaser shall each pay fifty percent (50%) of any filing fees incurred with respect to all filings made under the HSR Act (to the extent such filing is necessary) in connection with this Agreement. All other costs shall be paid by the Party incurring such costs.

ARTICLE IV

PURCHASER’S ACKNOWLEDGEMENTS

Section 4.1 Purchaser’s Acknowledgements.

(a) Purchaser, on behalf of itself, on behalf of Purchaser, LLC and on behalf of Timberlands II, LLC, upon and after the Closing Date, acknowledges that, except as is otherwise specifically set forth herein or in the certificate, agreements and other documents delivered at Closing pursuant to Sections 3.2(a)(ii), (vi), (vii), (x) and (xii), Seller has not made, or authorized anyone else to make, any representations, warranties or promises of any kind, including as to: (i) the existence or non-existence of access to or from the Seller Land or Leasehold Interests, or any portion thereof; (ii) the location of the Seller Land or Leasehold Interests or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Seller Land or Leasehold Interests; (iv) the number of acres or square footage in the Seller Land or Leasehold Interests; (v) the present or future physical condition or suitability of the Seller Land or Leasehold Interests for any purpose; (vi) the actual amount and type of timber on the Seller Land or Leasehold Interests; or (vii) any other matter or thing affecting or relating to the Purchased Assets or this Agreement.

(b) Purchaser, on behalf of itself, on behalf of Purchaser, LLC and on behalf of Timberlands II, LLC upon and after the Closing Date acknowledges that (i) Seller has not obtained mineral title searches and will not provide a title commitment for the Conveyed Minerals; and (ii) it will be Purchaser’s responsibility, at Purchaser’s cost, if Purchaser desires, to confirm the exact Conveyed Minerals interest and title being conveyed.

(c) PURCHASER, ON BEHALF OF ITSELF, ON BEHALF OF PURCHASER, LLC AND ON BEHALF OF TIMBERLANDS II, LLC, UPON AND AFTER THE CLOSING DATE, ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES V, VI, VII AND VIII OF THIS AGREEMENT, IN ARTICLES VI

AND VII OF THE CONTRIBUTION AGREEMENT, IN THE CERTIFICATES DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 3.2(A)(II) IN THE DEEDS DELIVERED BY SELLER PURSUANT TO SECTIONS 3.2(A)(VI) AND 3.2(A)(VII) AND IN ANY AFFIDAVITS DELIVERED PURSUANT TO SECTION 3.2(A)(XII): (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE CONDITION OR VALUE OF THE PURCHASED ASSETS AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PURCHASED ASSETS, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR ITS INTENDED USE, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED ON OR DOES NOT RELY ON ANY SUCH REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER, PURCHASER, LLC AND TIMBERLANDS II, LLC, SHALL TAKE THE PURCHASED ASSETS IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT.

UPON THE CLOSING, PURCHASER, PURCHASER, LLC AND TIMBERLANDS II, LLC SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATIONS, AND, UPON THE CLOSING, PURCHASER, PURCHASER, LLC AND TIMBERLANDS II, LLC SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER, PURCHASER, LLC OR TIMBERLANDS II, LLC MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE SELLER LAND OR LEASEHOLD INTERESTS, EXCEPT FOR ANY CLAIMS PURCHASER, PURCHASER, LLC OR TIMBERLANDS II, LLC MAY HAVE AGAINST SELLER FOR THE BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER UNDER ARTICLES V, VI, VII OR VIII OF THIS AGREEMENT OR IN ARTICLES VI AND VII OF THE CONTRIBUTION AGREEMENT OR FOR ANY ENVIRONMENTAL CLAIMS WHICH ARE BROUGHT BY PURCHASER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTIONS 14.3 OR 14.4 OR SECTIONS 9.2 OR 9.3 OF THE CONTRIBUTION AGREEMENT RESPECTIVELY OR THE DEFAULT BY SELLER IN THE PERFORMANCE OF ANY OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT WHICH CLAIMS PURCHASER, PURCHASER, LLC AND TIMBERLANDS II, LLC DO NOT WAIVE.

(d) The Purchasing Parties acknowledge that any materials provided to the Purchasing Parties, including any cost or other estimates, projections, acreage, and timber information, the Confidential Information Memorandum dated February 2007, the management presentations and the materials and information provided on data disks or in the data room, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by the Purchasing Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed to Purchaser in the disclosure letter (the “Seller’s Disclosure Letter”) delivered to Purchaser by Seller on the date hereof (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to Purchaser, Purchaser LLC and Timberlands II, LLC, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization.

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed in connection with the consummation of the transactions contemplated by this Agreement (the “Ancillary Agreements”) and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.2 Qualification.

Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of the states of Alabama and Georgia.

Section 5.3 Authority.

The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, and no other corporate, limited liability company or partnership proceedings, as the case may be, on the part of Seller are necessary for Seller to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4 No Conflict.

None of the execution, delivery or performance of this Agreement by Seller will result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s articles of incorporation, bylaws or any standing resolution of its board of directors or any organizational document of Seller; (ii) any material Contract to which Seller is a party or by which Seller or any of the assets of Seller may be bound; (iii) any Law applicable to Seller or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the assets of Seller is or may be bound.

Section 5.5 Consents and Approvals.

There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described in Section 5.5 of Seller’s Disclosure Letter and (ii) those which (a) have been obtained, (b) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature to those contemplated hereby or (c) may be required under the HSR Act.

Section 5.6 Litigation.

(a) Except as set forth in Section 5.6(a) of Seller’s Disclosure Letter, as of the date hereof, there are no written Claims which either (i) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) to the best of Seller’s Knowledge, affect or relate to any of the Purchased Assets.

(b) As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of its assets, including the Seller Land or Leasehold Interests) which prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7 Taxes.

There are no material Liens or other encumbrances, other than Permitted Exceptions, on any of the Purchased Assets that arose in connection with any failure or alleged failure by Seller to pay any material Tax. All material Taxes related to the Purchased Assets required to be withheld and paid have been withheld and have been paid, except for any Taxes being contested in good faith or listed in Section 5.7 of Seller’s Disclosure Letter.

Section 5.8 Contracts.

(a) Section 5.8(a) of Seller’s Disclosure Letter contains an accurate and complete list, and Seller has made available to Purchaser true, accurate and complete copies, of each Timberlands II, LLC Purchased Contract that is in effect on the date of this Agreement.

(b) Except as provided in Section 5.8(b) of Seller’s Disclosure Letter, (i) each such Timberlands II, LLC Purchased Contract is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under any such Timberlands II, LLC Purchased Contract, or otherwise cause any such Timberlands II, LLC Purchased Contract to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to any such Timberlands II, LLC Purchased Contract is in breach or default under such Timberlands II, LLC Purchased Contract; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under any such Timberlands II, LLC Purchased Contract.

Section 5.9 Membership Interests.

Immediately prior to the Closing Date, Seller will own of record and beneficially all of the Timberlands II, LLC Interests and, immediately after the Closing, Purchaser, LLC will own of record and beneficially all of the Timberlands II, LLC Interests.

Section 5.10 Securities Laws Registration Requirements Exemptions.

Seller understands that the Timber Note is not and will not be registered under the Securities Act of 1933, as amended, or any state securities laws; the Timber Note is being issued to Seller in reliance upon federal and state exemptions for transactions not involving a public offering; and Seller is acquiring the Timber Note solely for its own account and not with a view to the distribution thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF SELLER RELATED TO TIMBERLANDS II, LLC

Except as otherwise disclosed to Purchaser in Seller’s Disclosure Letter delivered to Purchaser by Seller on the date hereof (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to Purchaser, Purchaser LLC and Timberlands II, LLC, as of the Closing Date, as follows:

Section 6.1 Organization and Good Standing.

At Closing, Timberlands II, LLC will be a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and Seller will provide true, correct and complete copies of the certificate of formation and the limited liability company agreement of Timberlands II, LLC. At Closing, Timberlands II, LLC will be qualified to conduct business and will be in good standing in the States of Georgia and Alabama.

Section 6.2 Noncontravention.

Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein will constitute a violation of the certificate of formation, limited liability company agreement, or other organizational agreements of Timberlands II, LLC, or will result in the breach of, or the imposition of any lien on any assets of Timberlands II, LLC pursuant to, or constitute a default under, any indenture or bank loan or credit agreement or other agreement to which Timberlands II, LLC will be a party at Closing or by which any of the Purchased Assets may be bound or affected. Except for any consents, releases, approvals or authorizations that will have been obtained on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Timberlands II, LLC will be required in connection with the execution and delivery by Seller of this Agreement or for consummation of the transactions contemplated herein.

Section 6.3 Taxes.

As a newly-formed entity at Closing, (i) Timberlands II, LLC will not have been required to file any Tax Returns and no material Taxes will have become due and payable, (ii) Timberlands II, LLC will not have been required to withhold or pay any Taxes as no amounts will have been paid or owing to any employee, independent contractor, or other third party, and no Forms W-2 or 1099 will have been required with respect thereto, and (iii) there will be no pending dispute with any Governmental Authority over the liability of Timberlands II, LLC for Taxes. Seller has not made any election nor taken any action that would cause Timberlands II, LLC to be taxable as a corporation for U.S. federal Income Tax purposes.

Section 6.4 Operations History.

Immediately prior to the Closing, Timberlands II, LLC will not have conducted any operations other than acquiring the Purchased Assets, will not have had any employees and will have no liabilities prior to acquiring the Purchased Assets. The only liabilities of Timberlands II, LLC at Closing will be the “Assumed Liabilities” as defined in the Contribution Agreement. Upon delivery by Seller of the Assignment of Timberlands II, LLC Interests to Purchaser pursuant to Section 3.2(a)(xi) herein, the obligations of Seller under the Contribution Agreement shall be no less or greater than the obligations set forth in this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

OF SELLER RELATED TO THE SELLER LAND

Except as otherwise disclosed to Purchaser in Seller’s Disclosure Letter delivered to Purchaser by Seller on the date hereof (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to Purchaser, Purchaser LLC and Timberlands II, LLC, as of the date hereof and as of the Closing Date, as follows:

Section 7.1 Title to the Seller Land.

Except as disclosed in the Title Commitments, Seller owns and, as of the Closing, Timberlands II, LLC will own fee simple title to the Seller Land, free and clear of all Liens, but subject to the Permitted Exceptions.

Section 7.2 Compliance with Laws.

(a) Seller holds all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority which are necessary to conduct timber management and harvesting operations on the Seller Land.

(b) Seller presently is operating the Seller Land in substantial compliance with (i) applicable Laws, other than Environmental Laws which are covered by Sections 7.3 and 8.4; (ii) in conformity with the guidelines of the Sustainable Forestry Initiative Program (“SFI”); and (iii) applicable state forestry Best Management Practices.

(c) Except as disclosed in Section 7.2(c) of Seller’s Disclosure Letter, Seller has not received written notification from any Governmental Authority during the last three (3) years alleging that either the Seller Land, or any portion thereof is not in compliance with applicable Laws. To Seller’s Knowledge, except as disclosed in Section 7.2(c) of Seller’s Disclosure Letter, Seller has not received written notification from any Governmental Authority during the last five (5) years alleging that either the Seller Land, or any portion thereof is not in compliance with applicable Laws. To Seller’s Knowledge and except as disclosed in Section 7.2(c) of Seller’s Disclosure Letter, there are no violations on the Seller Land, or any portion thereof.

Section 7.3 Matters Relating to the Environmental Condition of the Seller Land.

(a) Seller has provided a true and correct copy of each of the Phase I Reports on Seller Land and any other document relating in any way to Hazardous Substances or Remediation in, at, on or about the Seller Land (the “Environmental Reports”) as described in Exhibit H attached hereto, to Purchaser upon the following terms and conditions: (i) the Environmental Reports are provided for informational purposes only, without any representation or warranty by or on behalf of any of Seller as to the accuracy or completeness of the information contained therein; (ii) the Environmental Reports are subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Environmental Reports shall be deemed to obligate Seller to take any action, including action to investigate, correct, remediate or address any condition described in the Environmental Reports. Purchaser acknowledges receipt of the Environmental Reports and accepts delivery of such Environmental Reports upon the terms and conditions set forth herein.

(b) Except as set forth in the Environmental Reports, (i) to Seller’s Environmental Knowledge, there is no condition or matter existing on the Seller Land that constitutes a violation of, or creates an obligation under, any applicable Environmental Law or Environmental Permit; (ii) to Seller’s Environmental Knowledge, Seller is operating the Seller Land in compliance with all applicable Environmental Laws and the requirements of all applicable Environmental Permits; (iii) to Seller’s Environmental Knowledge, Seller has not received any written notice of any violation of, obligation under, or liability or clean-up or Remediation required under, any

Environmental Law in connection with Seller’s operations on the Purchased Assets during the past five (5) years; (iv) there are and have been no writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or threatened in writing relating to Seller’s compliance with or liability under any Environmental Law or Environmental Permit affecting the Purchased Assets, (v) to Seller’s Environmental Knowledge, no portion of the Seller Land has been used by Seller for the Disposal, Release or deposit of any Hazardous Substances or fill (or other material) containing Hazardous Substances in violation of levels allowed under applicable Environmental Laws; and (vi) to Seller’s Environmental Knowledge, there are and have been no Releases of Hazardous Substances from any underground storage tanks on the Seller Land; and (vii) to Seller’s Environmental Knowledge, there are no above-ground or underground storage tanks, whether in use or closed, in, at, on or under the Seller Land.

Section 7.4 Condemnations.

Except as described in Section 7.4 of Seller’s Disclosure Letter, there are no Condemnations and no Condemnations have been concluded between January 1, 2007 and the date hereof with respect to the Seller Land.

Section 7.5 Timberlands II, LLC Real Property Leases.

Except as described in Section 7.5 of Seller’s Disclosure Letter, with respect to each Timberlands II, LLC Real Property Lease: (i) such Timberlands II, LLC Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Timberlands II, LLC Real Property Lease, or otherwise cause such Timberlands II, LLC Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Timberlands II, LLC Real Property Lease is in breach or default under such Timberlands II, LLC Real Property Lease; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Timberlands II, LLC Real Property Lease or permit the termination, modification or acceleration of rent under such Timberlands II, LLC Real Property Lease.

Section 7.6 Disposition of Assets.

Except as disclosed in Section 7.6 of Seller’s Disclosure Letter or in accordance with the Harvest Plan, since January 1, 2007, Seller has not (i) harvested, nor has Seller knowingly permitted the harvest of any trees or timber located on any portion of the Seller Land; or (ii) disposed or contracted for the disposal or sale of any portion of the Seller Land or any trees or timber located thereon.

Section 7.7 Casualty.

To Seller’s Knowledge, and except as set forth in Section 7.7 of Seller’s Disclosure Letter, since January 1, 2007, there has been no loss or damage to timber on the Seller Land exceeding $100,000 in value in the aggregate due to any casualty, insect infestation, disease, theft, or other unauthorized cutting.

Section 7.8 Endangered Species.

Except as disclosed in Section 7.8 of Seller’s Disclosure Letter, to Seller’s Environmental Knowledge, there are no areas of the Seller Land with respect to which Seller has a legal obligation under the federal Endangered Species Act or any similar state or local law relating to the protection of endangered species (“Endangered Species”), and there are no pending legal proceedings against Seller or relating to the Seller Land, or any portion thereof, based upon the presence of Endangered Species on the Seller Land. None of the Seller Land has been designated as “critical habitat” as that term is defined by 16 U.S.C. § 1532(6).

Section 7.9 Boundary Disputes.

Except as set forth in Section 7.9 of Seller’s Disclosure Letter, to Seller’s Knowledge, there are no unresolved boundary disputes, and no unresolved disputes with respect to encroachments, between Seller and any third party affecting any of the Seller Land, nor is any Person adversely possessing any material portion of the Seller Land.

Section 7.10 Mining Activity.

Except as disclosed in Section 7.10 of Seller’s Disclosure Letter, to Seller’s Knowledge, during the three (3) years immediately preceding the date hereof, there has been no mining or other mineral extraction or processing activity on any portion of the Seller Land.

Section 7.11 Unresolved Access Claims.

Except as disclosed in the Title Commitments, to Seller’s Knowledge there are no unresolved material claims or disputes relating to access to any portion of the Seller Land.

Section 7.12 Timber Volumes.

To Seller’s Knowledge, there are no currently existing facts or conditions with respect to the Purchased Assets that would prevent an owner of the entirety of the Purchased Assets from growing and making available for harvest such quantities of timber as are contemplated under the Fiber Supply Agreement, but subject to the provisions thereof regarding shortfalls in volume both contained therein, provided that such owner operates the Purchased Assets in the normal course and excluding the effect of future weather conditions, casualty, insect infestations, and other causes beyond the control of the owner.

Section 7.13 Roll-back Taxes.

Seller has not taken any action that would, or failed to take any action which failure would, reasonably be expected to cause a change in the classification of the Seller Land for Roll-back Tax purposes.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF

SELLER RELATED TO LEASEHOLD INTERESTS

Except as otherwise disclosed to Purchaser in Seller’s Disclosure Letter delivered to Purchaser by Seller on the date hereof (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date hereof), Seller represents and warrants to Purchaser, Purchaser LLC and Timberlands II, LLC, as of the date hereof and as of the Closing Date, as follows:

Section 8.1 Title to Leasehold Interests.

Except as disclosed in the Title Commitments or Section 8.1 of Seller’s Disclosure Letter, to Seller’s Knowledge, Seller owns and, as of the time of the Closing, Timberlands II, LLC will own, leasehold title to the Leasehold Interests, in each case free and clear of all Liens, but subject to the Permitted Exceptions.

Section 8.2 Underlying Leases.

Except as described in Section 8.2 of Seller’s Disclosure Letter, with respect to each lease agreement granting, creating or relating to a Leasehold Interest (each an “Underlying Lease”): (i) such Underlying Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement will not result in a breach or default under such Underlying Lease, or otherwise cause such Underlying Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Underlying Lease is in breach or default under such Underlying Lease; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Underlying Lease or permit the termination, modification or acceleration of rent under such Underlying Lease.

Section 8.3 Compliance with Laws.

(a) Seller holds all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority which are necessary to conduct timber management and harvesting operations on the Leasehold Property.

(b) Seller presently is operating the Leasehold Property in substantial compliance with (i) applicable Laws, other than Environmental Laws which are covered by Sections 7.3 and 8.4; (ii) in conformity with the guidelines of SFI; and (iii) applicable state forestry Best Management Practices.

(c) Seller has not received written notification from any Governmental Authority during the last three (3) years alleging that either the Leasehold Property, or any portion thereof is not in compliance with applicable Laws. To Seller’s Knowledge, except as disclosed in Section 8.3(c) of Seller’s Disclosure Letter, Seller has not received written notification from any Governmental Authority during the last five (5) years alleging that either the Leasehold Property or any portion thereof, is not in compliance with applicable Laws. To Seller’s Knowledge and except as disclosed in Section 8.3(c) of Seller’s Disclosure Letter, there are no violations on the Leasehold Property, or any portion thereof.

Section 8.4 Matters Relating to the Environmental Condition of the Leasehold Property.

(i) To Seller’s Environmental Knowledge, Seller is operating the Leasehold Property in compliance with all applicable Environmental Laws and the requirements of all applicable Environmental Permits; (ii) to Seller’s Environmental Knowledge, Seller has not received any written notice of any violation of, obligation under or liability or clean-up or Remediation required under, any Environmental Law in connection with Seller’s operations on the Leasehold Property during the past five (5) years; (iii) there are no writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or threatened in writing relating to Seller’s compliance with or liability under any Environmental Law or Environmental Permit affecting the Leasehold Property; (iv) to Seller’s Environmental Knowledge, no portion of the Leasehold Property has been used by Seller for the Disposal, Release or deposit of any Hazardous Substances or fill or other material containing Hazardous Substances in violation of levels allowed under applicable Environmental Laws; (v) to Seller’s Environmental Knowledge, there are no Releases of Hazardous Substances from any underground storage tanks on the Leasehold Property; and (vi) to Seller’s Environmental Knowledge, there are no above-ground or underground storage tanks owned or operated by Seller, whether in use or closed, in, at, on or under the Leasehold Property.

Section 8.5 Condemnation.

Except as described in Section 8.5 of Seller’s Disclosure Letter, Seller has not received notice of, and to the best of Seller’s Knowledge, there are no Condemnations with respect to the Leasehold Property.

Section 8.6 Disposition of Assets.

Except as disclosed in Section 8.6 of Seller’s Disclosure Letter or in accordance with the Harvest Plan, since January 1, 2007, Seller has not (i) harvested, nor has Seller knowingly permitted the harvest of any trees or timber located on any portion of the Leasehold Property; or (ii) disposed or contracted for the disposal or sale of any Leasehold Interest or any trees or timber located on the Leasehold Property.

Section 8.7 Casualty.

To Seller’s Knowledge, and except as set forth in Section 8.7 of Seller’s Disclosure Letter, since January 1, 2007, there has been no loss or damage to timber on the Leasehold Property exceeding $100,000 in value in the aggregate due to any casualty, insect infestation, disease, theft, or other unauthorized cutting.

Section 8.8 Endangered Species.

Except as disclosed in Section 8.8 of Seller’s Disclosure Letter, to Seller’s Environmental Knowledge, there are no areas of the Leasehold Property with respect to which Seller has a legal obligation under the federal Endangered Species Act or any similar state or local law relating to the protection of Endangered Species, and there are no pending legal proceedings against Seller or relating to the Leasehold Property, or any portion thereof, based upon the presence of Endangered Species on the Leasehold Property. None of the Leasehold Property has been designated as “critical habitat” as that term is defined by 16 U.S.C. § 1532(6).

Section 8.9 Mining Activity.

Except as disclosed in Section 8.9 of Seller’s Disclosure Letter, to Seller’s Knowledge, during the three (3) years immediately preceding the date hereof, there has been no mining or other mineral extraction or processing activity on any portion of the Leasehold Property.

Section 8.10 Unresolved Access Claims.

Except as disclosed in the Title Commitments, to Seller’s Knowledge there are no unresolved material claims or disputes relating to access to any portion of the Leasehold Property.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, on behalf of itself and on behalf of Purchaser, LLC, represents and warrants to Seller, as of the date hereof and as of the Closing Date as follows:

Section 9.1 Organization.

Purchaser is a limited liability company duly organized and in good standing under the laws of the State of Delaware. Purchaser, LLC is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Purchaser and Purchaser, LLC have all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business; (ii) execute this Agreement and the Ancillary Agreements to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby. Immediately prior to the Closing, Purchaser, LLC will be a newly formed limited liability company and will not have conducted any operations or engaged in any activities other than those related to the acquisition of the Timberlands II, LLC, the issuance of the Timber Note and obtaining the Letter of Credit, as contemplated by the Transaction Documents.

Section 9.2 Qualification.

Each of Purchaser and Purchaser, LLC is qualified or registered as a foreign limited liability company for the transaction of business and each of Purchaser and Purchaser, LLC is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary.

Section 9.3 Authority.

The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company action or limited partnership action, as the case may be, and no other corporate, limited liability company or limited partnership proceedings on the part of a Purchasing Party is necessary for the Purchasing Parties to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of the Purchasing Parties enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 9.4 No Conflict.

The execution, delivery, and performance by the Purchasing Parties of this Agreement or any of the Ancillary Agreements to which any Purchasing Party is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the certificate of formation or limited liability company agreement of the Purchasing Parties, or any material Contract to which a Purchasing Party is a party or by which a Purchasing Party or any of its assets may be bound; (ii) any Law applicable to it; or (iii) any permit, license, order, judgment or decree of any Governmental Authority by which a Purchasing Party or any of its assets is or may be bound.

Section 9.5 Consents and Approvals.

There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those which (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature to those contemplated hereby, (iii) may be required to be obtained by Timberlands II, LLC to conduct operations on the Seller Land, Leasehold Interests or Timberlands II, LLC Real Property Leases, or (iv) may be required under the HSR Act.

Section 9.6 Litigation.

(a) As of the date hereof, there are no claims against Purchaser or Purchaser, LLC, or, to the knowledge of Purchaser or Purchaser, LLC, any threatened claims against Purchaser or Purchaser, LLC, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(b) As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser or Purchaser, LLC (or affecting their respective assets) which prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 9.7 Investment Purpose.

(a) Purchaser, LLC is acquiring the Timberlands II, LLC Interests being transferred to it for its own account and not as nominee, agent or intermediary for any other Person.

(b) Except as otherwise permitted under Section 11.7 of this Agreement, neither Purchaser nor Purchaser, LLC have entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in the Purchased Assets to any other Person, and neither Purchaser nor Purchaser, LLC will enter into any such plan, agreement or other arrangement prior to the Closing.

(c) Neither Purchaser nor Purchaser, LLC have entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in Timberlands II, LLC to any other Person, and neither Purchaser nor Purchaser, LLC will enter into any such plan, agreement or other arrangement prior to the Closing.

(d) Purchaser has not entered into any plan, agreement or other arrangement to directly or indirectly transfer or dispose of, or permit the transfer or disposition of, any interest in Purchaser, LLC, or otherwise cause or permit Purchaser, LLC to fail to be a “disregarded entity” for U.S. federal Income Tax purposes, including but not limited to as a result of the transfer of Purchaser, to any other Person, and neither Purchaser nor Purchaser, LLC will enter into any such plan, agreement or other arrangement prior to the Closing.

Section 9.8 Tax Matters.

At Closing Purchaser, LLC will be qualified as and treated as a “disregarded entity” of Purchaser for U.S. federal Income Tax purposes and all applicable state and local Income Tax purposes in state and local jurisdictions following the U.S. federal Income Tax treatment of entities.

Section 9.9 Financing Commitment.

(a) Concurrently with the execution of this Agreement, Purchaser has delivered a complete copy of an executed commitment letter, dated the date hereof (the “Equity Commitment Letter”), from Wells Real Estate Funds, Inc. to provide equity financing to Purchaser in the amount noted therein (the “Equity Financing”).

(b) Concurrently with the execution of this Agreement, Purchaser has delivered a complete copy of an executed commitment letter, dated the date hereof (the “Debt Commitment Letter”), from Wachovia Bank, National Association or an affiliate (the “Lender”) to provide Purchaser debt financing in the amount noted therein (the “Debt Financing”).

(c) The Equity Commitment Letter in the form so delivered is and shall remain valid, enforceable according to its terms and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of

Purchaser under any term or condition of the Equity Commitment Letter. The Debt Commitment Letter (together with the Equity Commitment Letter, the “Commitment Letters”) in the form so delivered is valid, enforceable according to its terms and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Debt Commitment Letter.

(d) Purchaser has no reason to believe that any of the conditions to the Debt Financing or to Equity Financing will not be satisfied on a timely basis. Purchaser has fully paid any and all commitment fees or other fees required by any of the Commitment Letters to be paid as of the date hereof and will pay any and all additional commitment fees or other fees required by any of the Commitment Letters.

ARTICLE X

ADDITIONAL AGREEMENTS RELATING TO THE PURCHASED ASSETS

Section 10.1 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, Seller and the Purchasing Parties agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:

(i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;

(ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;

(iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

(iv) to fulfill all conditions to this Agreement.

(b) In furtherance and not in limitation of the foregoing, during the twenty (20) day period following the date of this Agreement, the Parties agree to cooperate together in determining whether an exemption is available under the HSR Act and any other applicable Regulatory Law, for the transactions contemplated hereby, which cooperation by Seller shall include the delivery at the request of Purchaser of information relating to timber sales and harvesting in and about the Seller Land and the Leasehold Property for the previous thirty-six months prior to the Closing Date. If Purchaser and Seller determine that no such exemption is available, then Purchaser and Seller agree further to make, or cause to be made, all necessary filings required pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the Parties have made their determination that filings are necessary, but in no event later than twenty (20) business days after the expiration of initial twenty (20) day period, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to request early termination of the waiting period under the HSR Act and to use all commercially reasonable efforts to cause the expiration or early termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(c) If necessary to obtain any consents, approvals, permits or authorizations or to remove any impediments to the transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of; or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.

(d) Seller shall use its commercially reasonable efforts to (i) obtain prior to Closing a Landlord Estoppels from at least 75% (based on number of acres) of the landlords or lessors under any of the Underlying Leases creating the Leasehold Interests and (ii) formalize any access arrangements for which there are no written agreements prior to Closing.

Section 10.2 Maintenance of Purchased Assets.

(a) Subject to the terms and conditions of this Agreement, Seller, from the date hereof through the Closing Date, shall, and shall cause Timberlands II, LLC to, (i) operate and maintain the Purchased Assets consistent with the manner in which Seller has historically managed its forestry operations related to such Purchased Assets, including without limitation, site preparation, seedling plantings, chemical treatments, and road and culvert maintenance; (ii) pay when due all accounts payable in respect of the Purchased Assets in a manner consistent with past practice; (iii) not sell any portion of the Seller Land or any Leasehold Interest or any trees or timber located on any portion of the Seller Land or Leasehold Property except in accordance with the Harvest Plan or in connection with the transfer of the same to Timberlands II, LLC; (iv) not enter into any new logging contracts, log sale agreements or timber cutting contracts except in accordance with the Harvest Plan; (v) neither voluntarily place, nor take any action which would result in, any Lien on or against any of the Purchased Assets; and (vi) not enter into any new Contract or agreement related to the Purchased Assets; provided, however, that Seller may enter into such new Contracts which are cancelable on thirty (30) days notice by Seller and its successors and assigns.

(b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall use, and Purchaser shall cause Purchaser, LLC to use, all commercially reasonable efforts not to intentionally interfere with Seller’s conduct of business with respect to the Purchased Assets pending the Closing in accordance with paragraph (a) of this Section 10.2 above, and not to take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Purchased Assets.

(c) From the date hereof through the Closing Date, except in accordance with the Contribution Agreement, Seller shall not sell, transfer, assign, convey or otherwise dispose of any portion of the Seller Land or any Leasehold Interest that is to be transferred pursuant to this Agreement without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion.

Section 10.3 Public Announcements.

(a) This Agreement (or a memorandum thereof) may not be recorded by the Purchasing Parties. In the event that this Agreement (or a memorandum thereof) is recorded by any Purchasing Party, Seller may, at its option, terminate this Agreement.

(b) Notwithstanding anything to the contrary set forth in Section 16.6 or the Confidentiality Agreement, except as required by applicable Law, stock exchange rules or rules and regulations promulgated by the SEC, Seller and Purchaser shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press releases and other public announcements with respect to the transactions contemplated by this Agreement by any Party, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation, provided that any disclosure required to be made under applicable Law or stock exchange rule maybe made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties, and provided, further, that Seller and Purchaser may make any filings required by any or rule or regulation promulgated by the SEC without consulting another Party.

Section 10.4 Books and Records.

(a) Prior to the Closing, Seller shall convey to Timberlands II, LLC the Personal Property, and at the Closing, Seller shall provide to Purchaser (except for those items which are stored at locations included in or are part of the Purchased Assets conveyed to Timberlands II, LLC) copies of the Books and Records that are in Seller’s possession or control and are not subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller).

(b) For a period of seven years after the Closing, for the purpose of enabling Seller to maintain compliance with the installment sale provisions of the Code or any successor thereto, and to defend any Claim by a Tax Authority and Governmental Authority, Purchaser shall provide Seller with reasonable access upon reasonable prior written notice, at Seller’s sole cost and expense, to (i) the Books and Records in the possession of Purchaser, Purchaser, LLC or Timberlands II, LLC relating to the operations of the Purchased Assets and (ii) tax and financial records in the possession of Purchaser or Purchaser, LLC relating to Purchaser, LLC.

Section 10.5 Dispute Resolution.

(a) In the event of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Purchased Assets, Seller and Purchaser shall use their reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties.

(b) Except for disputes involving adjustments to the Purchase Price as a result of a Casualty Carve Out, a Deleted Parcel, an Environmental Carve Out or an Excluded Parcel which shall be governed by Sections 10.8, 11.5, 11.6 and 11.11 respectively, if Seller and Purchaser do not reach such a solution within a period of 30 days after written notice by either Seller or Purchaser requesting that such discussions be initiated, the Parties agree that any and all disputes, claims, questions, disagreements or controversies arising from or relating to this Agreement or the breach thereof, or the Purchased Assets, shall be submitted to non-binding, voluntary mediation. Either Seller or Purchaser may commence mediation by providing Purchaser (in the case of Seller) or Seller (in the case of Purchaser) with a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with one another in selecting a single mediator, and in promptly scheduling the mediation proceedings.

(c) If the Parties cannot agree upon a mediator, they shall appoint the American Arbitration Association as a mediation body (which shall in turn select a single mediator), and shall implement the Commercial Mediation Rules.

(d) All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement and mediation process by either Seller or the Purchaser, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.

(e) During the pendency of the settlement and mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller or Purchaser shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or Purchaser’s obligations, as the case may be, under this Agreement. If the agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.

(f) Either Seller or Purchaser may initiate litigation with respect to the matters submitted to mediation at any time following 60 days after the initial mediation session or 90 days after the date of sending the written request for mediation, whichever occurs first. The mediation may continue after the commencement of litigation if Seller and Purchaser so mutually elect in writing.

(g) The provisions of this Section 10.5 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered. Each Party shall bear its own attorneys’ and other professional fees and all related costs.

Section 10.6 Consents.

(a) The Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Purchaser and Purchaser, LLC agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder or in connection herewith; provided that such third party agrees in writing to keep such information confidential. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any third party in order to obtain the consent or approval of such third party or to transfer any Leasehold Interest, Timberlands II, LLC Purchased Contract or Timberlands II, LLC Real Property Lease in violation of its terms.

(b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, the Parties shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Leasehold Interest, Timberlands II, LLC Purchased Contract or Timberlands II, LLC Real Property Lease may not be assigned without the consent or approval of any third party, and such consent is not obtained prior to the Closing, Seller shall elect to either (i) use all commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Leasehold Interest, Timberlands II, LLC Purchased Contract or Timberlands II, LLC Real Property Lease, including performance by Seller (or Purchaser) as agent, if legally permissible and commercially feasible; provided Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser) to perform its obligations under the Leasehold Interests, Timberlands II, LLC Purchased Contracts and Timberlands II, LLC Real Property Leases and the Purchasing Parties (other than Purchaser, LLC) shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent any Purchasing Party would have been responsible therefor if such consent or approval had been obtained, or (ii) exclude such Leasehold Interest, Timberlands II, LLC Purchased Contract or Timberlands II, LLC Real Property Lease from the Purchased Assets and reduce the Installment Note Purchase Price or Cash Purchase Price accordingly, as the case may be.

(c) Seller shall not enter into any new logging contracts, log sale agreements or timber cutting contracts after the date of this Agreement without the prior written consent of Purchaser except in accordance with the Harvest Plan.

Section 10.7 Commissions.

Seller, on the one hand, and Purchaser, on the other, agree to indemnify, defend and hold each other harmless for any claims by any broker, agent or finder for commissions due in connection with this transaction as the result of any of its dealings or acts.

Section 10.8 Casualty and Condemnation.

(a) If prior to Closing, any Condemnation affecting 100,000 acres or more occurs, or any such Condemnation is threatened, then Seller shall advise Purchaser thereof by written notice and within ten (10) days after such written notice from Seller, Purchaser may by written notice to Seller elect to terminate this Agreement prior to Closing, in which event Escrow Agent shall return the Earnest Money, together with all interest or other return thereon, to Purchaser and both Parties shall be relieved and released of and from any and all further liability hereunder (other than any liability or indemnity that by the express terms hereof survives any termination of this Agreement). If Purchaser makes no such election to cancel this Agreement or such Condemnation affects less than 100,000 acres, then (i) this Agreement shall remain in full force and effect, (ii) the Purchased Assets shall be assigned, transferred and conveyed to Timberlands II, LLC exclusive of the portion affected by the Condemnation or threatened Condemnation, (iii) there shall be no adjustments to the Purchase Price because of the Condemnation or threatened Condemnation and (iv) at Closing, Seller shall pay over to Timberlands II, LLC any and all proceeds paid by any Governmental Authority prior to the Closing Date and shall assign, transfer and set over to Timberlands II, LLC all of the right, title and interest of Seller in and to any awards that may thereafter be made for any such Condemnation of any portion of the Seller Land or the Leasehold Interests.

(b) Prior to Closing, the risk of loss from “casualty” (which term, for purposes of this Agreement, shall include but not be limited to any loss, damage or destruction caused by fire, windstorm, insect infestation, disease, theft, or other unauthorized cutting) shall be upon Seller. Seller agrees to advise Purchaser by written notice of any loss, damage or destruction or other casualty event to any portion of the Seller Land or Leasehold Property within five (5) days of the occurrence thereof. Within ten (10) days after such written notice from Seller and in the event that such casualty has resulted in damage to 25,000 acres or more, Purchaser may by written notice to Seller elect to terminate this Agreement prior to Closing, in which event Escrow Agent shall return the Earnest Money, together with all interest or other return thereon, to Purchaser and both Parties shall be relieved and released of and from any and all further liability hereunder (other than any liability or indemnity that by the express terms hereof survives any termination of this Agreement). If Purchaser makes no such election to cancel this Agreement or the casualty affected less than 25,000 acres, then this Agreement shall remain in full force and effect and should Purchaser so elect, in lieu of any remedies available to it under Article XIV of this Agreement, Purchaser may either (i) proceed to Closing and purchase the Timberlands II, LLC Interests with no adjustment to the Purchase Price because of the casualty (and Seller shall, at Closing, pay over to Timberlands II, LLC any and all insurance proceeds paid in connection with such casualty and all revenue received from any sales of salvageable timber from the affected portion of the Seller Land or Leasehold Property prior to the Closing Date and assign, transfer and set over to Timberlands II, LLC all right, title and interest of Seller in and to (A) any insurance proceeds that may thereafter be paid in connection with such casualty and (B) any log sale agreements, logging contracts or timber cutting contracts or similar agreements entered into by Seller for the harvest of any salvageable timber from the portion of the Seller Land or Leasehold Property affected by the casualty), or (ii) proceed to Closing and purchase the Timberlands II, LLC Interests following the assignment, transfer and conveyance of the Seller Land and Leasehold Interests to Timberlands II, LLC in accordance with the Contribution Agreement exclusive of such portion of the Seller Land or Leasehold Interests affected by the casualty (a “Casualty Carve Out”) and with a reduction in the Purchase Price as determined in accordance with this paragraph (c) of this Section 10.8. Any casualty loss not disclosed under this section that is discovered by Purchaser after Closing will be subject to the provisions on indemnification contained in Section 14.3.

(c) For any Casualty Carve Out which is comprised of the Seller Land, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the fair market value of such Casualty Carve Out prior to the casualty determined in accordance with this paragraph. For any Casualty Carve Out which is comprised of Leasehold Property, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the discounted cash flows attributable to the applicable Leasehold Interest determined in accordance with this paragraph. Promptly after Purchaser’s delivery of written notice of Purchaser’s election to exclude the Casualty Carve Out from the Purchased Assets, the Parties shall consult and negotiate with each other in good faith regarding the appropriate reduction in the Installment Note Purchase Price for said Casualty Carve Out. If the Parties are unable to mutually agree on the fair market value of the Casualty Carve Out, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest, within thirty (30) days after Purchaser’s delivery of notice of Purchaser’s election to exclude the Casualty Carve Out from the Purchased Assets, then the Casualty Carve Out shall determined by an Independent Appraiser in accordance with Section 11.5(c) below as though the Casualty Carve Out were a Deleted Parcel.

ARTICLE XI

ADDITIONAL AGREEMENTS RELATING TO SELLER LAND

Section 11.1 Right of Entry.

(a) Prior to the Closing Date or termination of this Agreement in accordance with Article XV, upon reasonable prior written notice to Seller, Purchaser, through its authorized agents or representatives, may enter upon the Seller Land and the Leasehold Property at all reasonable times for the purposes of making inspections and other studies.

(b) The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning Seller Land or the Leasehold Property) shall be treated as strictly confidential by the Parties and the same shall not be disclosed to any third party or Governmental Authority (provided, that such results, information and documents may be disclosed to consultants, advisors, attorneys, investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspections or studies or any such information or documents that Seller delivered or caused to be delivered to Purchaser concerning Seller Land or the Leasehold Property is required by applicable law, regulation or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 11.1(b). Purchaser shall cooperate with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 11.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.

(c) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, expenses, damages, costs and liabilities, suffered or incurred by Seller as a result of any physical damage to the Seller Land or Leasehold Property or any death or personal injury to any person caused by or attributable to the acts or omissions of Purchaser, or the employees, contractors, representatives or agents of Purchaser or Purchaser, LLC arising in connection with inspections or studies performed by or on behalf of Purchaser. In addition, Purchaser agrees that Purchaser and the contractors, representatives and agents of Purchaser or Purchaser, LLC who enter upon the Seller Land or Leasehold Property shall maintain general liability insurance, naming Seller (and the owner of any Leasehold Property) as additional insured, in an amount not less than $1,000,000 and, prior to any such entry upon the Seller Land or the Leasehold Property, shall provide Seller with an insurance certificate as evidence of such insurance.

(d) During the period between the date of this Agreement and the Closing, and subject to the Confidentiality Agreement and applicable Law, Seller shall provide Purchaser, and its respective officers, employees, accountants, counsel, financial advisors and other representatives, with (i) access at all reasonable times upon reasonable prior written notice to Seller to its Books and Records primarily related to the Purchased Assets, provided that such access shall not unreasonably interfere with the business or operations of Seller and (ii) access to the online data room established by Seller prior to the date hereof. Nothing in this Section 11.1(d) shall require Seller to provide any access or to disclose any information: (i) relating to its employees (except as required under Section 12.1), (ii) that is not in the possession or control of Seller or (iii) if permitting such access or disclosing such information would (A) violate applicable Law, (B) violate any of Seller’s binding obligations with respect to confidentiality, (C) result in the loss of attorney-client privilege or (D) be adverse to the interests of Seller or any of their respective Affiliates in any pending or threatened litigation between the Parties in respect of the terms of this Agreement.

Section 11.2 Permits and Licenses.

The Purchasing Parties shall be solely responsible for obtaining all permits and licenses, if any, required by any Purchasing Party to carry on its intended operations at the Seller Land, the Leasehold Interests or the Timberlands II, LLC Real Property Leases; provided, however that Seller shall transfer and assign to Timberlands II, LLC (to the extent the same are assignable) prior to Closing all current permits and licenses held by Seller to carry own its timber management and harvesting operations on the Seller Land and the Leasehold Property.

Section 11.3 Easements.

To the extent affirmative action is necessary for Seller to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller, prior to Closing, Purchaser and Purchaser, LLC and their respective Affiliates shall cooperate with Seller in such efforts, including negotiating in good faith the form and substance of all documents pertaining to the Reserved Easements as are reasonably requested by Seller. Seller shall not reserve from the conveyance of the Seller Land to Timberlands II, LLC nor shall Seller cause Timberlands II, LLC to execute any such documents granting, establishing or confirming easement title to the Reserved Easements unless and until Seller, Purchaser and Purchaser, LLC have agreed upon the location and terms of and the form of all such documents creating the Reserved Easements. To the extent affirmative action is necessary for Timberlands II, LLC to acquire the easement ownership of the Purchaser Easements or to establish or confirm easement title to the Purchaser Easements in Timberlands II, LLC, prior to Closing, Seller shall cooperate with Purchaser and Purchaser, LLC in such efforts and shall use commercially reasonable efforts to assist Timberlands II, LLC in acquiring such ownership, including executing all documents pertaining to the Purchaser Easements as are reasonably requested by Purchaser or Purchaser, LLC on behalf of Timberlands II, LLC.

Section 11.4 Title Insurance; No Surveys.

(a) Seller shall provide Purchaser Title Commitments from First American Title Insurance Company (the “Title Company”) on the Seller Land being conveyed to Timberlands II, LLC and shall prior to Closing and for a period of one (1) year following Closing, use it best efforts to provide Title Commitments from the Title Company on the Leasehold Interests being conveyed to Timberlands II, LLC for which leases or memoranda of such leases have been recorded. At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Seller Land and, using its best efforts, on the Leasehold Interests being conveyed to Timberlands II, LLC in amounts not less than the amount of the purchase price of the Seller Land and Leasehold Interests, allocated by county and/or state, as applicable and allocated to the Purchased Assets being conveyed to Timberlands II, LLC using the standard 2006 ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Seller Land and Leasehold Interests are located) which title insurance policy includes the so-called “non-imputation” endorsement which protects Timberlands II, LLC from title matters known to Seller but not included in Schedule B to such title policy (the “Title Policies”).

(b) Other than in accordance with Section 10.4(a) and Section 11.1(d), Seller shall not provide any surveys of the Seller Land to Purchaser.

(c) If requested by Purchaser, Seller and its Affiliates shall cooperate with Purchaser in its efforts to purchase title insurance covering portions of the Seller Land or the Leasehold Interest. Upon Purchaser’s request, Seller shall provide to Purchaser the information in Seller’s possession and control regarding the access rights to the Seller Land or the Leasehold Interest which Seller enjoys as of the date of this Agreement and as of the Closing Date.

Section 11.5 Title Objections.

(a) Purchaser shall have forty-five (45) days from the later of (1) the date of the receipt of any Title Commitment and copies of all underlying documents for the Schedule B-2 exceptions listed in such Title Commitment, including any Title Commitment delivered post-Closing and receipt of and opportunity to inspect such maps as are in Seller’s possession referenced in such Title Commitment; or (2) the date of this Agreement (the “Title Review Period”) to object to any matter set forth in such Title Commitment with regard to the Seller Land or the Leasehold Interest which is either (i) not a Permitted Exception pursuant to Section 1.3 or (ii) a matter which as to the tract or parcel of land which is encumbered by such matter would materially impair, in Purchaser’s reasonable judgment, the value of such tract or parcel of land, in either case by giving written notice to Seller (collectively, any such matter, a “Title Defect”) on or before the last day of the Title Review Period. Purchaser shall also have the right to object to any title exceptions suffered by Seller, or first made known to Purchaser, between the date of the applicable Title Commitment obtained by Seller and the Closing Date which is either (i) not a Permitted Exception pursuant to

Section 1.3 or (ii) a matter which as to the tract or parcel of land which is encumbered by such matter would materially impair, in Purchaser’s reasonable judgment, the value of such tract or parcel of land, in either case by giving written notice to Seller (which will be deemed to be a Title Defect). Seller shall have the right, but not the obligation, to cure or remove at or prior to Closing all objections to Seller’s title to Seller Land or Leasehold Interests; provided, however, that Seller will cause any deed to secure debt, any deed of trust, any mortgage or any monetary lien by, through or under Seller encumbering Seller Land or Leasehold Interests to be satisfied or otherwise released on or before the Closing. In the event Purchaser failed to give notice to Seller on or before the expiration of the applicable Title Review Period (or the Closing Date for any matter suffered by Seller, or first made known to Purchaser, between the date of the applicable Title Commitment obtained by Seller and the Closing Date) of Purchaser’s objection to any exception to Seller’s title to the Seller Land or Leasehold Interests, such exception will be deemed to be a Permitted Exception and title to the Seller Land or Leasehold Interests shall be conveyed to Timberlands II, LLC subject to such exception.

(b) In the event that Purchaser gives such written notice of objection to any such exception that is a Title Defect and describing and giving the location of the defective parcel to the extent that Purchaser can reasonably identify the same (the “Defective Parcel”) and Seller fails to cure or remove such exception at or prior to the Closing, Purchaser shall have the option of: (i) waiving the Title Defect and accepting title to the Defective Parcel on behalf of Timberlands II, LLC with no adjustment to the Purchase Price therefore, or (ii) by written notice to Seller prior to Closing, excluding the Defective Parcel from the Seller Land or Leasehold Interests from the Purchased Assets (the “Deleted Parcel”) and reducing the Installment Note Purchase Price as provided in Section 11.5(c) below. Notwithstanding anything to the contrary contained herein, in the event that Purchaser shall give timely written notice of any Title Defect affecting a portion of the Seller Land or the Leasehold Property for which the applicable Title Review Period expired post-Closing, and Seller is unable or unwilling to cure such Title Defect within sixty (60) days following Purchaser’s delivery of written notice thereof, then Purchaser shall have the right to cause Timberlands II, LLC to convey, assign or transfer the Defective Parcel back to Seller (at which time the same shall be considered a “Deleted Parcel”) in which case, Seller shall either (i) convey, assign or otherwise transfer a leasehold interest or fee simple interest owned by Seller with respect to real property which is not included in the transactions described herein (“Substitution Property”); provided that such Substitution Property has a value calculated in accordance with paragraph (c) of this Section 11.5 and other characteristics substantially similar to the Deleted Parcel and is otherwise acceptable to Purchaser or (ii) in the event that no such Substitution Property is available, Seller shall upon the conveyance of the Deleted Parcel by Timberlands II, LLC remit to Purchaser (or Timberlands II, LLC) the value of the Deleted Parcel calculated in accordance with paragraph (c) of this Section 11.5.

(c) For any Deleted Parcel which is comprised of the Seller Land, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the fair market value of such Deleted Parcel if such Deleted Parcel were not affected by the Title Defect determined in accordance with this paragraph. For any Deleted parcel which is comprised of Leasehold Property, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the discounted cash flows attributable to the applicable Leasehold Interest determined in accordance with this paragraph. Promptly after Purchaser’s delivery of written notice of Purchaser’s election to exclude the Deleted Parcel from the Purchased Assets, the Parties shall consult and negotiate with each other in good faith regarding the appropriate reduction in the Installment Note Purchase Price for said Deleted Parcel. If the Parties are unable to mutually agree on the fair market value of the Deleted Parcel, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest, within thirty (30) days after Purchaser’s delivery of notice of Purchaser’s election to exclude the Deleted Parcel from the Purchased Assets, Seller and Purchaser will refer the matter to independent third party appraiser with at least ten (10) years’ experience in appraising timber and timberland properties selected by Seller and reasonably acceptable to Purchaser (the “Independent Appraiser”), and each of Seller and Purchaser will, at a mutually agreed time within three (3) business days of such referral, simultaneously submit to the Independent Appraiser their respective calculations of the fair market value of such Deleted Parcel, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest. The Independent Appraiser shall within thirty (30) days of such final submissions, select one of the two final submissions (and shall not select any other amount) as being most representative of the fair market value of such Deleted Parcel, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Independent Appraiser in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.

(d) Purchaser shall cause Timberlands II, LLC to grant to Seller, without costs, access easements over and across the Seller Land or Leasehold Interests upon reasonable terms and over reasonable routes as may be necessary for Seller’s access to any Deleted Parcels, and Seller shall grant to Timberlands II, LLC, without costs, access easements over and across the Deleted Parcels upon reasonable terms and over reasonable routes as may be necessary for Timberlands II, LLC’s access to the Seller Land or Leasehold Interests.

(e) If within one year after the Closing, Seller cures the Title Defect on a Deleted Parcel in accordance with applicable law and to Purchaser’s reasonable satisfaction, and notifies Purchaser thereof in writing, Purchaser shall cause Timberlands II, LLC to purchase the Deleted Parcel from Seller at a price equal to the value by which the Purchase Price was reduced because of the Deleted Parcel (and otherwise on the terms set forth in this Agreement), provided that the Deleted Parcel is in substantially the same conditions, reasonable wear and tear excluded, as it was as of the date of Closing. The Parties shall close the purchase and sale of any such Deleted Parcel on a date sixty days after Seller so notifies Purchaser that the cure or remediation has been completed (or on such other date as Purchaser and Seller may agree), and at such closing the Parties shall take the actions (and bear the costs) with respect to the purchase and sale of such Deleted Parcel that would have been taken (or borne) by such Party under this Agreement had the Deleted Parcel been included in the Seller Land or Leasehold Interests, and such closing thereafter shall be considered the “Closing” with respect to such parcel for all purposes of this Agreement. This Section 11.5(e) shall survive the Closing.

Section 11.6 Environmental Due Diligence.

(a) Upon prior reasonable notice to Seller, Purchaser shall have the right, at any time and from time to time prior to Closing, to make such environmental site assessments (including obtaining a reasonable number of soil samples) in regard to the Seller Land (and Leasehold Property to the extent the fee owner consents to the same) as Purchaser shall desire and to employ engineers and other personnel to perform such environmental site assessments at its sole expense.

Purchaser may at any time prior to the date which is ten (10) days prior to the Closing Date, give to Seller written notice of any matter which may be a violation of Environmental Laws, impose a notification obligation on Purchaser or Timberlands II, LLC following Closing, or require Remediation or further investigation under applicable Environmental Laws, and in connection therewith Purchaser shall furnish to Seller a copy of any report or preliminary report received by Purchaser with respect to any such environmental site assessment. If Seller fails prior to the Closing Date to cure or satisfy any such matter of which Purchaser gives Seller timely written notice to Purchaser’s reasonable satisfaction (but in no event beyond the Remediation standards established by applicable Environmental Law), then Purchaser may either (i) proceed to Closing subject to such uncured or unsatisfied matter, with no reduction in the Purchase Price, or (ii) if Purchaser’s environmental consultant determines that the condition affects only a portion of the Seller Land or Leasehold Property, proceed to Closing in which case the Purchased Assets shall be conveyed, assigned and transferred to Timberlands II, LLC pursuant to the Contribution Agreement exclusive of such objectionable portion (an “Environmental Carve Out”) with such reduction in the Installment Note Purchase Price determined in accordance with paragraph (c) of this Section 11.6.

(b) If within one year after the Closing, Seller cures or satisfies any such objectionable environmental matter to the extent required by applicable Remediation Standards of Environmental Law and notifies Purchaser thereof in writing, Purchaser shall cause Timberlands II, LLC to purchase the Environmental Carve Out from Seller at a price equal to the value by which the Purchase Price was reduced because of the Environmental Carve Out (and otherwise on the terms set forth in this Agreement), provided that the Environmental Carve Out is in substantially the same conditions, reasonable wear and tear excluded, as it was as of the date of Closing. The Parties shall close the purchase and sale of any such Environmental Carve Out on a date sixty days after Seller so notifies Purchaser that the cure or Remediation has been completed, subject to Purchaser’s reasonable approval (or on such other date as Purchaser and Seller may agree), and at such closing the Parties shall take the actions (and bear the costs) with respect to the purchase and sale of such Environmental Carve Out that would have been taken (or borne) by such Party under this Agreement had the Environmental Carve Out been included in the Seller Land or Leasehold Interests, and such closing thereafter shall be considered the “Closing” with respect to such parcel for all purposes of this Agreement. This Section 11.6(b) shall survive the Closing.

(c) For any Environmental Carve Out which is comprised of the Seller Land, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the fair market value of such Environmental Carve Out if such Environmental Carve Out were not affected by an objectionable environmental matter determined in accordance with this paragraph. For any Environmental Carve Out which is comprised of Leasehold Property, Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the discounted cash flows attributable to the applicable Leasehold Interest determined in accordance with this paragraph. Promptly after Purchaser’s delivery of written notice of Purchaser’s election to exclude the Environmental Carve Out from the Purchased Assets, the Parties shall consult and negotiate with each other in good faith regarding the appropriate reduction in the Installment Note Purchase Price for said Environmental Carve Out. If the Parties are unable to mutually agree on the fair market value of the Environmental Carve Out, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest, within thirty (30) days after Purchaser’s delivery of notice of Purchaser’s election to exclude the Environmental Carve Out from the Purchased Assets, then the Environmental Carve Out shall determined by an Independent Appraiser in accordance with Section 11.5 (c) above as though the Environmental Carve Out were a “Deleted Parcel.”

(d) Notwithstanding any other Purchaser right to indemnification set forth in Section 14.4, Purchaser shall have no indemnification rights with respect to any Environmental Carve Out.

Section 11.7 No Transfers, Etc.

(a) Until a period of one year has elapsed from the Closing Date, Purchaser, LLC shall not (i) distribute, transfer or otherwise dispose of any Timberlands II, LLC Interest to Purchaser or an Affiliate of Purchaser; or (ii) cause or permit Timberlands II, LLC to distribute, transfer or otherwise dispose of any of the Purchased Assets held by Timberlands II, LLC to Purchaser, Purchaser, LLC or an Affiliate of either, or commit to do any of the foregoing. Notwithstanding the foregoing, Timberlands II, LLC may (1) engage in sales of timber contemplated by the Master Stumpage Agreement, and (2) transfer any real property that may be sold pursuant to the Master Stumpage Agreement to a taxable REIT subsidiary.

(b) Purchaser shall not, directly or indirectly, transfer or dispose of, or permit the transfer or disposition of, any interest in Purchaser, LLC, or otherwise cause or permit Purchaser, LLC to fail to be a “disregarded entity” for U.S. federal Income Tax purposes, including but not limited to as a result of the transfer of Purchaser, or commit to do so to any Person, until the earlier of:

(i) the first business day following the second anniversary of the Closing Date; or

(ii) the first business day following both (I) the first anniversary of the Closing Date; and (II) the delivery to Seller of a certificate of Purchaser representing that Purchaser and its tax advisors have determined that the retention by Purchaser of the membership interests in Purchaser LLC would result in a more than insubstantial risk that an Affiliate of Purchaser would fail to secure or preserve its qualification as a real estate investment trust as defined in Section 856 of the Code.

(c) Notwithstanding anything to the contrary in Section 11.7(b), Purchaser shall not at any time transfer or otherwise dispose of any interest in Purchaser, LLC to a Credit Enhancement Bank or any Affiliate thereof.

(d) Any transfer or other disposition by Purchaser (or any subsequent transferee) of any interest in Purchaser, LLC shall require (i) the prior written agreement of any transferee in favor of Seller to comply with the obligations of Purchaser under the limited liability company agreement of Purchaser, LLC and under Sections 11.7 and 11.8 of this Agreement as if such transferee were Purchaser, and to cause Purchaser, LLC to comply with all of its obligations, covenants, representations and warranties under the limited liability company agreement of Purchaser, LLC and the Transaction Documents; and (ii) the prior written consent of Seller, such consent not to be unreasonably withheld and with the discretion to withhold consent to be exercised solely with regard to transferee’s ability to comply with all of its obligations, and to cause Purchaser, LLC to comply with all of Purchaser, LLC’s obligations, covenants, representations and warranties under the limited liability company agreement of Purchaser, LLC and the Transaction Documents.

(e) Purchaser and Purchaser, LLC shall comply with all of their respective obligations, covenants and representations under the Transaction Documents.

(f) Purchaser and Purchaser, LLC shall (i) comply with all of their respective obligations, covenants, and representations under Sections 1.6(xi), 2.6(c), and 4.4 of the limited liability company agreement of Purchaser, LLC, and (ii) notwithstanding the foregoing, Purchaser and Purchaser, LLC shall comply with all of their respective obligations, covenants and representations under the limited liability company agreement of Purchaser, LLC.

(g) Prior to payment in full of the Timber Note at maturity, no amendment, modification or waiver of any provision of the limited liability company agreement of Purchaser, LLC may be made without the prior written consent of Seller.

(h) The ownership interests in Purchaser shall not be sold, transferred, or otherwise disposed of prior to the date the ownership interests in Purchaser, LLC may be transferred pursuant to this Agreement.

Section 11.8 Tax Matters.

(a) Purchasing Parties shall not (i) make any election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat Purchaser, LLC as an association taxable as a corporation, (ii) take any action that would cause Purchaser, LLC to have more than one owner for U.S. federal (or any applicable state and local) Income Tax purposes, and (iii), for so long as Purchaser owns the interests in Purchaser, LLC, make any election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat Purchaser as an association taxable as a corporation or take any action that would cause Purchaser to have more than one owner for U.S. federal (or any applicable state and local) Income Tax purposes. The obligation of Purchaser pursuant to Section 11.8(a)(ii) shall only apply to any Purchaser or transferee thereof for so long as such Purchaser or any transferee thereof owns all the outstanding interests in Purchaser, LLC. For so long as Operating Partnership owns, directly or indirectly, the interests in Purchaser, LLC, Operating Partnership and Purchaser, LLC shall treat the Timber Note issued by Purchaser, LLC as indebtedness of Operating Partnership for all applicable federal Income Tax purposes. For so long as Purchaser owns the interests in Purchaser, LLC, Purchaser shall treat the Timber Note issued by Purchaser, LLC as indebtedness of Operating Partnership for all applicable federal Income Tax purposes.

(b) In the event that Purchasing Parties take any action following the Closing that results in a change in the classification of the Seller Land for Roll-back Tax purposes, Purchasing Parties (other than Purchaser, LLC) shall be liable for all resulting Roll-back Taxes as provided in Section 2.4.

Section 11.9 Note Document Assistance.

(a) Purchaser and Purchaser, LLC shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary or reasonably desirable from time to time in order to (i) carry out more effectively the purposes of the Timber Note, the Letter of Credit and all documents related thereto (collectively, the “Note Documents”) and (ii) assure, convey, grant, assign, transfer, preserve, protect and confer more effectively unto Seller (or any assignee of the Timber Note) the rights granted or now or hereafter intended to be granted to Seller (or such assignee) under any Note Document or under any other instrument executed in connection with any Note Document to which Purchaser, LLC is or is to be a party.

(b) As of the Closing and thereafter, Purchaser and Purchaser, LLC shall cooperate in connection with any transaction relating to the Timber Note as may be reasonably requested by Seller, its Affiliates and any holder of the Timber Note (the “Note Parties”), at the expense of the Note Parties, including (i) furnishing the Note Parties with such financial and other pertinent information regarding Purchaser, LLC as may reasonably be requested by Seller and (ii) using reasonable best efforts, at Seller’s sole cost and expense, to obtain such customary corporate law opinions concerning Purchaser, LLC as may reasonably be requested by Seller. Notwithstanding anything herein to the contrary, Purchaser or Purchaser, LLC shall not take any steps designed to create or encourage the making of a market in the Timber Note or the listing or trading of the Timber Note on an “established securities market” or otherwise take any actions designed to render the Timber Note “readily tradable in an established securities market” within the meaning of Treasury Regulations Section 15A.453-l(e)(4).

Section 11.10 Credit Support for Timber Note.

(a) Purchaser shall use its best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less beneficial to Purchaser, (ii) satisfy on a timely basis all conditions applicable to Purchaser in such definitive agreements that are within its control, and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at Closing. Purchaser shall provide notice to Seller promptly upon receiving the Debt Financing.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall use its best efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not materially less beneficial to Purchaser as promptly as practicable following the occurrence of such event. Purchaser shall give Seller prompt notice upon becoming aware of any material breach by any party to the Debt Commitment Letter or any termination of the Debt Commitment Letter. Purchaser shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).

(c) Purchaser and Purchaser, LLC shall use their best efforts to arrange for Credit Enhancement Bank to issue a Letter of Credit on terms and conditions that are consistent with the Timber Note Indicative Terms in an amount of not less than the Installment Note Purchase Price plus one interest payment on the Timber Note (the “L/C Amount”), including using best efforts (i) as soon as practicable to obtain a firm commitment (each, an “L/C Commitment Letter”), in form and substance satisfactory to Seller, to provide such Letter of Credit, (ii) to negotiate definitive agreements with respect to the Letter of Credit on the terms and conditions contained in the L/C

Commitment Letter or on other terms not materially less beneficial to Purchaser, Purchaser, LLC or Seller, (iii) to satisfy on a timely basis all conditions applicable to Purchaser, LLC in such definitive agreements that are within its control, and (iv) to consummate the issuance of the Letter of Credit at Closing.

(d) In the event any portion of the Letter of Credit becomes unavailable to Purchaser, LLC on the terms and conditions contemplated in the L/C Commitment Letter, Purchaser and Purchaser, LLC shall use their best efforts to arrange to obtain a letter of credit, including from alternative sources, on terms and conditions that are not materially less beneficial to Seller and that are consistent with the Timber Note Indicative Terms, promptly following the occurrence of such event. Purchaser and Purchaser, LLC shall give Seller prompt notice upon becoming aware of any material breach by any party to any L/C Commitment Letter or any termination of any L/C Commitment Letter. Purchaser and Purchaser, LLC shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Letter of Credit and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the L/C Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed). Purchaser, LLC and Seller shall consult in good faith and cooperate with respect to the terms of the Letter of Credit documentation.

(e) Notwithstanding any other provision of this Section 11.10, the terms of the Collateral Notes may differ from those specified in the Timber Note Indicative Terms, as reasonably necessary to enable an Affiliate of Purchaser to secure or preserve its qualification as a “real estate investment trust” within the meaning of Section 856 of the Code, by means of the substitution of debt securities (i) the interest on which is characterized as interest on an obligation secured by a mortgage on real property or on an interest in real property, (ii) that constitute “regular interests” in a “real estate mortgage investment conduit” (as those terms are defined in Sections 860D and 860G of the Code), and (iii) that shall be any of the following: (a) mortgage-backed certificates guaranteed by the Government National Mortgage Association, (b) mortgage certificates issued by the Federal Home Loan Mortgage Corporation, (c) mortgage certificates guaranteed by the Federal National Mortgage Association, or (d) other such securities with a credit rating of at least AA by two or more “nationally recognized statistical rating organizations” (the “Substitute Collateral Notes”). Notwithstanding the foregoing, the terms of the Substitute Collateral Notes shall not be materially less beneficial to Seller than the terms of the Collateral Notes, and the income generated by the Substitute Collateral Notes shall, for each accrual period on the Timber Note, equal or exceed the income that would be generated by the Collateral Notes, and such income shall be paid in a manner that permits timely payments on the Timber Note. To the extent that debt securities other than those described above are substituted, such a substitution may not be made without the consent of Seller (Seller’s consent not to be unreasonably withheld or delayed, with reasonable grounds to withhold consent to include, but not be limited to, Seller’s determination that such change may affect any Tax benefit of Seller with respect to installment method treatment under section 453 of the Code).

Section 11.11 Underlying Leases; Timberlands II, LLC Contracts and Timberlands II, LLC Real Property Leases.

(a) Seller shall within ten (10) days after the date of this Agreement provide Purchaser with true, correct and complete copies of all Underlying Leases, Timberlands II, LLC Purchased

Contracts and Timberlands II, LLC Real Property Leases. Purchaser may at any time prior to the Closing give to Seller written notice of any Underlying Leases, Timberlands II, LLC Purchased Contracts or Timberlands II, LLC Real Property Leases to which Purchaser objects. If Seller fails to terminate or cause to be terminated at or prior to Closing any such Underlying Leases, Timberlands II, LLC Contract or Timberlands II, LLC Real Property Leases to which Purchaser gives Seller notice that it objects, then Purchaser may either (i) proceed to Closing subject to such uncured or unsatisfied objection, with no reduction in the Purchase Price, or (ii) if Purchaser determines that such Underlying Leases, Timberlands II, LLC Purchased Contracts or Timberlands II, LLC Real Property Leases affects only a portion of the Seller Land or Leasehold Property, proceed to Closing and the Purchased Assets shall be conveyed, assigned and transferred to Timberlands II, LLC pursuant to the Contribution Agreement exclusive of such objectionable portion, with such reduction in the Installment Note Purchase Price as determined in accordance with paragraph (b) of this Section 11.11.

(b) Purchaser shall be entitled to a reduction in the Installment Note Purchase Price equal to the discounted cash flows with respect to the applicable Leasehold Interest for any Underlying Lease to which Purchaser timely objects. With regard to any portion of the Seller Land affected by a Timberlands II, LLC Purchased Contracts or Timberlands II, LLC Real Property Leases to which Purchaser timely objected, and elected to exclude such portion of the Seller Land, Purchaser shall be entitled to a reduction in the Purchase Price equal to the fair market value of such excluded portion. Promptly after Purchaser’s delivery of written notice of Purchaser’s election to exclude an Underlying Lease from the Purchased Assets, the Parties shall consult and negotiate with each other in good faith regarding the appropriate reduction in the Installment Note Purchase Price for any portion of Seller Land or Leasehold Property which Purchaser elects to exclude in accordance with paragraph (a) of this Section 11.11 (an “Excluded Parcel”). If the Parties are unable to mutually agree on the fair market value of any Excluded Parcel, or if applicable, the discounted cash flows with respect to the applicable Leasehold Interest, within thirty (30) days after Purchaser’s delivery of notice of Purchaser’s election to exclude the Excluded Parcel from the Purchased Assets, then the Excluded Parcel shall determined by an Independent Appraiser in accordance with Section 11.5(c) above as though the Excluded Parcel were a Deleted Parcel.

Section 11.12 Sale of Timberlands II, LLC.

In the event Purchaser or Purchaser, LLC sells all of the interests in Timberlands II, LLC to an unrelated party prior to the seventh (7th) anniversary of the Closing Date, Purchaser agrees that it will maintain a net worth equal to the lesser of (i) the after-tax proceeds realized on the sale (after the repayment of any indebtedness attributable to the acquisition of the Timberlands II, LLC Interests), or (ii) $200 million, until the seventh (7th) anniversary of the Closing Date.

ARTICLE XII

HUMAN RESOURCES MATTERS

Section 12.1 Human Resources.

Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement governing solicitation for employment, inducing or attempting to induce to leave the employ of Seller or any Affiliate of Seller, and employing or hiring any employees of Seller shall remain in effect after the date hereof until the termination of such provisions in accordance with their terms under the Confidentiality Agreement. Notwithstanding the foregoing and anything to the contrary in the Confidentiality Agreement, upon the written request of Purchaser, Seller shall promptly provide to Purchaser a list of employees whose current employment is related to Seller’s operations and management of all or any portion of the Purchased Assets (hereinafter “Identified Employees”), and Seller agrees that Purchaser may interview any such Identified Employees and offer employment on such terms as Purchaser may determine in Purchaser’s sole and absolute discretion, and hire such Identified Employee(s), provided such employment with Purchaser commences on or after the Closing Date. Seller agrees not to interfere with such employment offers to any Identified Employees and shall not induce, dissuade or discourage such Identified Employees from considering or accepting employment with Purchaser on the terms and conditions offered by Purchaser.

ARTICLE XIII

CONDITIONS PRECEDENT

Section 13.1 Conditions to Obligations of Each Party to Close.

The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement, under Regulatory Law, including under the HSR Act, shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.

(b) There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

(c) No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation which seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) The Letter of Credit securing the Timber Note issued by Purchaser, LLC in respect of the Installment Note Purchase Price shall have been delivered to Seller by the Credit Enhancement Bank on terms and conditions that are consistent with the Timber Note Indicative Terms, provided, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 13.1(d) if the Purchaser or Purchaser, LLC have failed to satisfy their obligations under Section 11.9.

(e) Any disputes under Section 10.5, 10.8(c), 11.5(c), 11.6(c), or 11.11(b) shall have been resolved in accordance with the terms and conditions of said sections.

Section 13.2 Conditions to Obligations of Purchaser to Close.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date of the following conditions:

(a) All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 13.2(a) of Seller’s Disclosure Letter, to have been filed, made, given or obtained by Seller shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser; provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 13.2(a) if Purchaser fails to satisfy its obligations under Sections 10.1(b) and 10.1(c).

(b) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct without regard to “materiality” or similar qualifications in such representations and warranties, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.

(c) Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(d) Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 3.2(a).

(e) Seller shall have caused Timberlands II, LLC to deliver to Seller the items set forth in Section 3.2(c).

Section 13.3 Conditions to Obligations of Seller.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Purchaser or Purchaser, LLC and copies thereof shall have been delivered to Seller, provided that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 13.3(a) if Seller fails to satisfy its obligations under Sections 10.1(b) and 10.1(c).

(b) Each of the representations and warranties of Purchaser or Purchaser, LLC contained in this Agreement shall be true and correct without regard to “materiality” or similar qualifications in such representations and warranties, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on Purchaser or Purchaser, LLC or on their ability to perform their obligations under this Agreement or the Ancillary Agreements to be executed by them.

(c) Purchaser and Purchaser, LLC shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 3.2(b).

(e) Purchaser and Purchaser, LLC shall have entered into a limited liability company operating agreement in respect of Purchaser, LLC substantially in the form of Exhibit J.

(f) Purchaser, LLC shall have entered into a services agreement (the “Services Agreement”), in form and substance reasonably satisfactory to Purchaser and Seller, with a third party Trustee reasonably satisfactory to Purchaser and Seller pursuant to which the Trustee will make payments of amounts due and payable under Purchaser, LLC’s Timber Note.

ARTICLE XIV

SURVIVAL OF REPRESENTATIONS

Section 14.1 No Survival.

None of the representations or warranties contained in this Agreement shall survive the Closing or the termination of this Agreement pursuant to its terms; provided, however, that Seller’s representations and warranties contained in Articles V, VI, VII and VIII and Purchaser’s representations and warranties contained in Article IX shall survive the Closing for a period of one year (even if Purchaser knew or had reason to know of such breach at Closing), and provided further that, notwithstanding the foregoing, (i) the representations and warranties contained in Sections 5.6, 5.7, 9.6 and 9.8 shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.3, 6.4, 9.1, 9.2 and 9.3 shall survive Closing indefinitely. The applicable survival period for a given representation or warranty shall hereinafter be referred to as the “Survival Period”. This Section 14.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance on or after the Closing (including, but not limited to, Sections 11.7 and 11.8). Nothing herein shall be construed to terminate any claim brought before the expiration of the applicable Survival Period.

Section 14.2 Purchaser’s Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including reasonable and actual attorneys’ fees and expenses), asserted against or incurred by Seller or any Seller Indemnitee (collectively, the “Seller Damages”) as a result of or arising out of (i) a breach of any representation or warranty of any Purchasing Party contained in Article IX of this Agreement to the extent that Seller delivers written notice of such breach to such Purchasing Party within forty-five (45) days after the expiration of the applicable Survival Period, (ii) a breach of any other agreement or covenant of a Purchasing Party contained herein that contemplates performance or compliance on or prior to the Closing Date, (iii) a breach of any other agreement or covenant of a Purchasing Party, contained herein to the extent such agreement or covenant survives Closing, or (iv) the use and operation after the Closing of any of the Purchased Assets assigned, transferred or conveyed to Timberlands II, LLC.

(b) Purchaser’s obligations to indemnify Seller and Seller Indemnitees for Seller Damages pursuant to Section 14.2(a) are subject to the following limitations: (i) any particular claim must exceed the threshold for individual claims set forth in Exhibit K attached hereto (with indemnification only to the extent of such excess) and (ii) claims for indemnification must exceed, on a cumulative basis, the floor for indemnification claims set forth in Exhibit K attached hereto and made a part hereof (with indemnification only to the extent of such excess) (collectively, (i) and (ii), the “Deductible”); provided, however, and notwithstanding the foregoing, from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless each of Seller and Seller Indemnitees from and against all Seller Damages which may be assessed against or incurred by Seller or any Seller Indemnitee as a result of or arising out of any breach by any Purchasing Party of Sections 9.7, 9.8, 11.7(a), (b), (c), (d), (f)(i), (g), or (h), or 11.8(a), without regard to the Deductible, and without regard to the Damages Cap.

(c) The amount of any Seller Damages shall be reduced by any amount actually received by Seller or a Seller Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If Seller or a Seller Indemnitee makes a valid and timely claim for indemnification under this Section 14.2, Seller and Seller

Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller or Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Purchaser pursuant to this Section 14.2, then Seller or such Seller Indemnitee shall promptly reimburse Purchaser for any payment made or expense incurred by Purchaser in connection with providing such indemnification up to such amount received by Seller or Seller Indemnitee, but net of any expenses incurred by Seller or such Seller Indemnitee in collecting such amount.

(d) Except as otherwise provided above in paragraph (b) of this Section 14.2, Purchaser shall not be liable for, nor shall Seller and Seller Indemnitees be entitled to receive Seller Damages in an amount in excess of an amount equal to the cap set forth on Exhibit K attached hereto and made a part hereof (the “Damages Cap”).

Section 14.3 Seller’s Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing Date, Seller shall indemnify, defend and hold each Purchasing Party harmless and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including reasonable and actual attorneys’ fees and expenses) asserted against or incurred by any Purchasing Party or Purchaser Indemnitee (collectively, the “Purchaser Damages”) as a result of or arising out of (i) a breach of any representation or warranty of Seller contained in Article V, VI, VII or VIII of this Agreement to the extent that Purchaser delivers written notice of such breach to Seller within forty-five (45) days after the expiration of the applicable Survival Period, (ii) a breach of any other agreement or covenant of Seller contained herein that contemplates performance or compliance on or prior to the Closing Date, including without limitation execution and delivery of the Deeds and other closing documents, (iii) a breach of any other agreement or covenant of a Seller contained herein to the extent such agreement or covenant survives Closing, or (iv) the use and operation prior to the Closing of any of the Purchased Assets assigned, transferred or conveyed to Timberlands II, LLC; provided, however, that Section 14.4 shall be the exclusive remedy for Environmental Claims as defined therein.

(b) Seller’s obligations to indemnify a Purchasing Party or Purchaser Indemnitee pursuant to Section 14.3(a) claims are subject to the following limitation: No indemnification shall be made by Seller unless the Deductible (including amounts received under Section 14.4) is met; provided, however, and notwithstanding the foregoing, from and after the Closing Date, (i) Seller shall indemnify a Purchasing Party or Purchaser Indemnitee from and against all Purchaser Damages, which may be assessed against or incurred by a Purchasing Party or Purchaser Indemnitee as a result of or arising out of any breach of the representations and warranties contained in Section 5.7 or Section 6.4 without regard to the Deductible, and without regard to the Damages Cap, (ii) the valuation of a claim will be made without regard to any materiality qualifier contained within the representation whose breach gives rise to the claim.

(c) The amount of any Purchaser Damages shall be reduced by any amount actually received by a Purchasing Party or Purchaser Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Purchasing Party or Purchaser Indemnitee makes a valid and timely claim for indemnification under this Section 14.3, the Purchasing Party or Purchaser Indemnitee shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Purchasing Party or Purchaser Indemnitee receives an amount under insurance coverage or from such other party with respect to Purchaser Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 14.3 then such Purchasing Party or Purchaser Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by the Purchasing Party or Purchaser Indemnitee, but net of any expenses incurred by such Purchasing Party or Purchaser Indemnitee in collecting such amount.

(d) Except as otherwise provided above in paragraph (b) of this Section 14.3, Seller shall not be liable for, nor shall any Purchasing Party or Purchaser Indemnitee be entitled to receive Purchaser Damages in an amount in excess of the Damages Cap (including amounts received under Section 14.4).

Section 14.4 Environmental Indemnity.

(a) Except as otherwise described in the Environmental Reports or as described in any investigative work by Purchaser or its agents in connection with Section 11.6, from and after the Closing, Seller shall indemnify, defend, and hold harmless a Purchasing Party or Purchaser Indemnitee from any Purchaser Damages associated with Pre-Existing Environmental Conditions on any portion of the Seller Land or Leasehold Property. “Pre-Existing Environmental Conditions” means any environmental contamination or violation of Environmental Law discovered after the Closing Date but existing as of the Closing Date that requires Remediation or other action under applicable Environmental Law as such Law existed on the Closing Date (but excluding any environmental contamination or violation of Environmental Law caused by Purchaser prior to the Closing Date or any environmental conditions caused by acts of god or natural disaster). Purchaser’s claim for indemnity for any Pre-Existing Environmental Conditions or any breach of the representations and warranties of Sections 7.3 and 8.4 (collectively, the “Environmental Claims”) and Seller’s obligation to indemnify the Purchasing Party or Purchaser Indemnitee for any Environmental Claim shall be governed in the manner provided for in this Section 14.4. In the event of any conflict between the terms of this Section 14.4 and any other provision of Article XIV with respect to any Environmental Claim, the terms of this Section 14.4 shall control.

(b) Seller’s obligation to indemnify, defend and hold harmless any Purchasing Party or Purchaser Indemnitee under this Section 14.4 shall be limited to those matters as to which Purchaser provides Seller with written notice within one year of the Closing Date. Further, Seller shall not be obligated to indemnify any Purchasing Party of Purchaser Indemnitee pursuant to Section 14.4 of this Agreement on account of any Environmental Claim unless the Deductible is met (including amounts received under Section 14.3); provided, however, that in no event shall Seller be liable pursuant to this Section 14.4 for Purchaser Damages in excess of the Damages Cap (including amounts received under Section 14.3).

(c) After giving effect to the indemnification provisions in this Article XIV, including any limitations thereon, whichever party is reasonably expected to bear a majority of the losses relating to any Environmental Claim made pursuant to this Article XIV shall be entitled to control the resulting defense, prosecution, investigation, containment and/or Remediation. The party controlling the defense, prosecution, investigation, containment and/or Remediation (the “Controlling Party”) shall undertake such defense, prosecution, investigation, containment and/or Remediation in a commercially reasonable fashion in accordance with Environmental Laws for land of the type being remediated such that any Remediation complies with only applicable Remediation Standards. The Controlling Party shall promptly provide copies to the other party (the “Non-Controlling Party”) of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give the Non-Controlling Party a reasonable opportunity (at the Non-Controlling Party’s own expense) to comment on any submissions the Controlling Party intends to deliver or submit to the appropriate regulatory body prior to said submission. The Non-Controlling Party may, at their own expense, hire their own consultants, attorneys or other professionals to monitor the defense, prosecution, investigation, containment and/or Remediation, including any field work undertaken by the Controlling Party, and the Controlling Party shall provide the Non-Controlling Party with copies of the results of all such field work. Notwithstanding the above, the Non-Controlling Party shall not take any actions that shall unreasonably interfere with the Controlling Party’s performance of the defense, prosecution, investigation, containment and/or Remediation.

(d) Notwithstanding anything in this Article XIV to the contrary, a Purchasing Party or Purchaser Indemnitee shall not be entitled to recovery for Purchaser Damages relating to, resulting from or in connection with: (i) a material change after the Closing in any of the uses of the Purchased Assets; (ii) the cost of removal or treatment of any Hazardous Substance that can be managed in place in a commercially reasonably fashion while complying with the requirements of Environmental Law for land of the type being remediated; (iii) any change in Laws occurring after the Closing Date; or (iv) any gross negligence or willful misconduct of Purchaser or any of its Affiliates after the Closing Date.

Section 14.5 Exclusive Remedy.

From and after the Closing, the remedies set forth in this Article XIV shall, except as otherwise specifically provided in this Agreement, be the sole and exclusive remedies of the parties hereto with respect to this Agreement, including any and all claims arising out of, in connection with or relating to the subject matter thereof, and are in lieu of any other remedies that may be available to any party with respect to this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted under applicable Law, and agree not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action they may now or hereafter have against any other party to this Agreement (including, without limitation, any such rights, claims or causes of action arising under or based upon Environmental Law or common law or equity) other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article XIV.

ARTICLE XV

TERMINATION AND AMENDMENT

Section 15.1 Termination.

This Agreement may only be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing has not occurred by September 14, 2007 (such date the “Termination Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 15.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Closing to have occurred by such time;

(c) by Seller pursuant to Section 10.3(a);

(d) by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser or Purchaser, LLC set forth in this Agreement or in the Equity Commitment Letter, which breach or violation would result in the failure to satisfy the conditions set forth in Section 13.3(b) or Section 13.3(c) and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Purchaser or Purchaser, LLC shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Seller to Purchaser of such violation or breach; or

(e) by Purchaser upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 13.2(b) or Section 13.2(c) and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Purchaser to Seller of such violation or breach.

Section 15.2 Effect of Termination.

In the event of any termination of this Agreement as provided in Section 15.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 3.4, Section 11.1, this Section 15.2, and Article XVI; provided, however, that in no case shall any Party be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement (including any failure to consummate the transactions contemplated by this Agreement unless an express condition to such Party’s obligation to consummate such transactions has not been satisfied). Notwithstanding the foregoing provisions of this Section 15.2, in the event of any termination of this Agreement as provided in (i) Section 15.1 (a), (b) or (e), upon notice of such termination by either Party to the Escrow Agent, the Earnest Money shall be promptly returned to

Purchaser LLC, and further, if such termination is as provided in Section 15.1(e), Purchaser shall have all rights and remedies available at law or in equity, including the right to seek enforcement of this Agreement by specific performance and (ii) Section 15.1 (c) or (d), upon notice of such termination by either Party to the Escrow Agent, Seller shall have the right to either (i) receive the Earnest Money from Escrow Agent to Seller as liquidated damages and not a penalty, the Parties hereby acknowledging that Seller’s actual damages in the event of default by Purchaser and such termination of this Agreement cannot be ascertained with certainty and that the Earnest Money represents the Parties’ best current estimate of such damages or (ii) to seek enforcement of this Agreement by specific performance. Seller hereby waives all other rights and remedies available at law or in equity.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Notice.

Any notice given pursuant to this Agreement shall be given in writing and delivered in person by overnight courier (Fed-Ex, UPS or DHL) or by facsimile addressed as follows:

If to Seller, to:

MeadWestvaco Corporation

180 Westvaco Road

Summerville, South Carolina 29483

Attn: Vice President Land Acquisition and Sales, Forestry Division

Tel: (843) 851-4708

Fax: (843) 875-7185

with copies to:

Nelson Mullins Riley & Scarborough LLP

Liberty Center, Suite 600

151 Meeting Street

Charleston, South Carolina 29401

Attn: John B. Hagerty

Tel: (843) 853-5200

Fax: (843) 720-4356

Corporate Secretary

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, Virginia 23060

Tel: (804) 327-6429

Fax: (203) 461-7588

If to the Purchaser, to:

Timberland President

Wells Real Estate Funds

6200 The Corners Parkway

Norcross, Georgia 30092

Tel: (770) 243-8249

Fax: (770) 243-8286

with copies to:

Powell Goldstein LLP

One Atlantic Center

1201 West Peachtree Street, 14th Floor

Atlanta, Georgia 30309

Attn: C. Glenn Dunaway, Esq.

Tel: (404) 572-4545

Fax: (404) 572-6999

Such notices, if delivered by overnight courier service shall be deemed given at the time of delivery; and if sent by facsimile, shall be deemed given on the day on which such facsimile was sent, provided that a copy is also sent by overnight courier for delivery the following day.

Section 16.2 Legal Holidays.

If any date herein set forth for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia for observance thereof.

Section 16.3 Further Assurances.

Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

Section 16.4 Entire Agreement.

This Agreement (including the Exhibits and schedules hereto), Seller’s Disclosure Letter and the Confidentiality Agreement (which is incorporated herein by reference) and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.

Section 16.5 Amendments: Waivers.

This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by Seller and Purchaser or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by the Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 16.6 Confidentiality.

Each Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement.

Section 16.7 No Third Party Beneficiaries.

Nothing in this Agreement or any Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 16.8 Severability of Provisions.

If any provision of this Agreement (including any phrase, sentence, clause, section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 16.9 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF GEORGIA FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY

SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A GEORGIA STATE COURT OR FEDERAL COURT LOCATED IN THE STATE OF GEORGIA. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 16.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.

(b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 16.10 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

Section 16.11 Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 16.12 Construction.

This Agreement shall not be construed more strictly against one Party than against any other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. When appearing in this Agreement, the term “including” shall be deemed to be immediately followed by the term “but not limited to.”

Section 16.13 Reimbursement of Legal Fees.

In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its reasonable and actual attorneys’ fees and disbursements).

Section 16.14 Specific Performance.

The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief maybe applied for and granted in connection therewith.

Section 16.15 Assignment.

Neither Party shall assign this Agreement without the prior written consent of the other party. Any attempt to assign this Agreement without prior written consent (which consent shall not be unreasonably withheld) shall be void. This Agreement shall apply to and bind the heirs, executors, administrators, successors and permitted assigns of the respective parties.

Section 16.16 Exclusive Dealing.

Seller covenants and agrees that from and after the date of this Agreement and until September 14, 2007 or such earlier date as this Agreement may be terminated in accordance with Section 15.1, Seller shall not (i) solicit any sale of all or any portion of the Purchased Assets (which shall not include timber sales otherwise permitted under the terms of this Agreement), (ii) negotiate with any person or entity with respect to any such a sale, or (iii) enter into any agreement or understanding with the intent to effect such a sale.

Section 16.17 Transfer of Purchaser Prior to Closing.

Prior to Closing, the owner of the membership interests in Purchaser shall be permitted to transfer such interests to any Affiliate of Wells Timberland REIT, Inc. without restriction.

ARTICLE XVII

DEFINITIONS

Section 17.1 Definitions.

The terms set forth below shall have the following meanings:

“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.

“Agreement” has the meaning specified in the Preamble.

“Ancillary Agreements” has the meaning specified in Section 5.l.

“Apportionments” has the meaning specified in Section 2.4.

“Assignment and Assumption of Leasehold Interests” has the meaning specified in Section 3.2(a) (iv).

“Assignment and Assumption of Purchased Contracts” has the meaning specified in Section 3.2(a)(iii).

“Assignment and Assumption of Real Property Leases” has the meaning specified in Section 3.2(a)(v).

“Assignment of Timberlands II, LLC Interests” has the meaning specified in Section 3.2(a)(xi).

“Assumed Liabilities” has the meaning specified in the Contribution Agreement.

“Books and Records” has the meaning specified in Section 1.2(f).

“Cash Assets” has the meaning specified in Section 2.2.

“Cash Purchase Price” has the meaning specified in Section 2.1.

“Casualty Carve Out” has the meaning specified in Section 10.8(b).

“Claims” means, with respect to the Purchased Assets, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Statement” has the meaning specified in Section 3.2(a)(xv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Notes” has the meaning specified in the Timber Note Indicative Terms.

“Commercial Mediation Rules” means the commercial mediation rules of the American Arbitration Association, as in effect from time to time.

“Commitment Letters” has the meaning specified in Section 9.9(c).

“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise hereof) with respect to the Seller Land or Leasehold Interests.

“Confidentiality Agreement” means, collectively, the confidentiality agreement dated _____ 2007 between Seller and Purchaser.

“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

“Contribution Agreement” means the Contribution Agreement pursuant to which the Purchased Assets were contributed to Timberlands II, LLC, in substantially the form attached hereto as Exhibit L.

“Controlling Party” has the meaning specified in Section 14.4(c).

“Conveyance Instruments” means such deeds, assignments of leases, and/or other instruments necessary or appropriate under applicable Laws to convey (i) to Timberlands II, LLC fee simple title to the Seller Land, in each case with covenants of limited or special warranty as to title, or (ii) to Timberlands II, LLC leasehold title to the Leasehold Interests, in each case subject to the Permitted Exceptions, and a quitclaim of all mineral rights.

“Conveyed Minerals” has the meaning specified in Section 1.2(c).

“Credit Enhancement Bank” means a bank or other financial institutions selected by Purchaser (with the prior written consent of Seller) having a credit rating of not less than AA-/Aa3 to provide the standby Letter of Credit required by Section 2.5 as credit enhancement for the Timber Note.

“Damages Cap” has the meaning specified in Section 14.2(d).

“Debt Commitment Letter” has the meaning specified in Section 9.9(b).

“Debt Financing” has the meaning specified in Section 9.9(b).

“Deductible” has the meaning specified in Section 14.2(b).

“Deeds” has the meaning specified in Section 3.2(a)(vii).

“Defective Parcel” has the meaning specified in Section 11.5(b).

“Deleted Parcel” has the meaning specified in Section 11.5(b).

“Disposal” (or “Disposed”) when used in connection with Hazardous Substances shall have the meaning ascribed to that term in 42 U.S.C. § 9603(3).

“Earnest Money” has the meaning specified in Section 2.6.

“Endangered Species” has the meaning specified in Section 7.8.

“Environmental Carve Out” has the meaning specified in Section 11.6(a).

“Environmental Claims” has the meaning specified in Section 14.4(a).

“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence as of the Closing, relating to pollution or protection of human health, the environment or to threatened or endangered species, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and the Oil Pollution Control Act of 1990, as amended, the federal Endangered Species Act, as amended, Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all permits, permits-by-rule, approvals, certifications, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Environmental Reports” has the meaning specified in Section 7.3(a).

“Equity Commitment Letter” has the meaning specified in Section 9.9(a).

“Equity Financing” has the meaning specified in Section 9.9(a).

“Escrow Agent” has the meaning specified in Section 2.6.

“Excluded Parcel” has the meaning specified in Section 11.11(b).

“Extension Period” means any period subsequent to the end of the Initial Term of the Timber Note and prior to the final maturity date of the Timber Note.

“Fiber Supply Agreement” has the meaning specified in Section 3.2(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Harvest Plan” has the meaning specified in Section 2.4.

“Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any constituent or fraction thereof) or other substance, whether solid, liquid or gaseous, defined as hazardous or toxic, or otherwise regulated by any of the following Laws and regulations promulgated thereunder as amended from time to time prior to the Closing Date: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, IS U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) with respect to Seller Land located in such States, all Laws of the States based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.

“HSR Act” means the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended.

“Identified Employees” has the meaning specified in Section 12.1.

“Independent Appraiser” has the meaning specified in Section 11.5(c).

“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any corporate franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Initial Term” means the initial twenty year term of the Timber Note.

“Installment Note Assets” has the meaning specified in Section 2.2.

“Installment Note Purchase Price” has the meaning specified in Section 2.1.

“Landlord Estoppels” has the meaning specified in Section 3.2(a)(xiii).

“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including state and federal laws or securities laws and laws of foreign jurisdictions.

“L/C Amount” has the meaning specified in Section 11.10(c).

“L/C Commitment Letter” has the meaning specified in Section 11.10(c).

“Leasehold Interests” has the meaning specified in Section 1.2(b).

“Leasehold Property” means the land and other real property which relates to the Leasehold Interests.

“Lender” has the meaning specified in Section 9.9(b).

“Letter of Credit” has the meaning specified in Section 2.5.

“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Purchased Assets, or any other interest in the Purchased Assets, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.

“Master Stumpage Agreement” has the meaning specified in Section 3.2(a)(viii).

“Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Purchased Assets taken as a whole; provided that (i) any changes in economic conditions in the timber industry, the forest products industry, the pulp and paper industry or the United States generally, (ii) any change in Law, rule or regulation or interpretations thereof applicable to Seller or Purchaser, or (iii) any effect resulting from actions to be taken pursuant to this Agreement or any Ancillary Agreement, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, shall not be considered when determining whether a “Material Adverse Effect” has occurred.

“Non-Controlling Party” has the meaning specified in Section 14.4(c).

“Note Documents” has the meaning specified in Section 11.9(a).

“Note Parties” has the meaning specified in Section 11.9(b).

“Parties” has the meaning specified in the Preamble.

“Permitted Exceptions” has the meaning specified in Section 1.3.

“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Personal Property” has the meaning specified in Section 1.2(f).

“Phase I Report” means an environmental site assessment with respect to Seller Land prepared by or on behalf of Seller in general accordance with a modified version of ASTM 1527-00, 1527-05 or ASTM 1528-00 and environmental site assessments prepared in general accordance with ASTM E 2247-02 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process for Forestland or Rural Property, and as limited by such conditions or other qualifying statements as set forth in such assessment.

“Pre-Closing Tax Period” means a Tax period (or any portion thereof) ending on or prior to the Closing Date.

“Pre-Existing Environmental Conditions” has the meaning specified in Section 14.4(a).

“Product Class” has the meaning specified in Section 2.4.

“Pulpwood” means roundwood intended to be chipped, shredded, flaked, ground, or otherwise converted to make pulp, paper or composite panel products.

“Purchase Price” has the meaning specified in Section 2.1.

“Purchased Assets” has the meaning specified in Section 1.2.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Damages” has the meaning specified in Section 14.3(a).

“Purchaser Easements” means such access easements across mutually agreeable portions of property owned by Seller as may be reasonably necessary to allow Purchaser or Timberlands II, LLC and their respective Affiliates, successors and assigns to use any portion of Seller Land for Purchaser’s intended use as timberlands.

“Purchaser Indemnitees” has the meaning specified in Section 14.3(a).

“Purchaser, LLC” means a direct and wholly owned Subsidiary of Purchaser.

“Purchasing Party” means, prior to the Closing, Purchaser, Purchaser, LLC, or an Affiliate of either and, at Closing, Purchaser, Purchaser, LLC, Timberlands II, LLC, or their Affiliates.

“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22), but not subject to the exceptions in Subsection (A), (B) and (D) of 42 U.S.C. § 9601(22).

“Remediation” means all actions required by Environmental Laws to (i) cleanup, remove, treat or remediate Hazardous Substances in the environment; (ii) notify any governmental agency as required by Environmental Law; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the environment.

“Remediation Standards” means the Remediation standards applicable under the Environmental Law that is the source of the obligation to conduct the Remediation. Remediation Standards applicable to the Seller Land or Leasehold Property are the least stringent Remediation Standards required by Environmental Law, taking into account that the normal operating condition at the Seller Land or Leasehold Property prior to the Closing Date.

“Reserved Easements” means such access easements across mutually agreeable portions of property owned by the Timberlands II, LLC as may be reasonably necessary to allow Seller and its respective Affiliates, successors and assigns to use any portion of the Seller Land for Seller’s intended use as timberlands.

“Roll-back Taxes” has the meaning specified in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the Preamble.

“Seller Damages” has the meaning specified in Section 14.2(a).

“Seller Indemnitees” has the meaning specified in Section 14.2(a).

“Seller Land” has the meaning specified in Section 1.2(a). Geographic information system maps describing the Seller Land (and Leasehold Interests) are included on Schedule A.

“Seller’s Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Seller’s Environmental Knowledge” means actual knowledge possessed by the Persons set forth on Exhibit M, without any duty on the part of such individuals to investigate or inquire into any particular matter.

“Seller’s Knowledge” means actual knowledge possessed by the Persons set forth on Exhibit M, without any duty on the part of such individuals to investigate or inquire into any particular matter.

“Services Agreement” has the meaning specified in Section 13.3(f).

“SFI” has the meaning specified in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Substitute Collateral Notes” has the meaning specified in Section 11.10(e).

“Substitution Property” has the meaning specified in Section 11.5(b).

“Survival Period” has the meaning specified in Section 14.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, ad valorem, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Termination Date” has the meaning specified in Section 15.1(b).

“Timberlands II, LLC” means the Delaware limited liability company to be formed by Seller prior to the Closing, pursuant to organizational documents reasonably satisfactory to Seller and Purchaser, for the purposes described in Section 1.2, and any successor to each such entity. Timberlands II, LLC will be wholly owned by Seller prior to Closing and will be an indirect wholly owned Subsidiary of Purchaser after Closing.

“Timberlands II, LLC Interests” has the meaning specified in Section 1.1.

“Timberlands II, LLC Purchased Contracts” has the meaning specified in Section 1.2(d).

“Timberlands II, LLC Real Property Leases” has the meaning specified in Section 1.2(e).

“Timber Note” has the meaning specified in Section 2.5(a).

“Timber Note Indicative Terms” means the terms of the Timber Note set forth in Exhibit N.

“Title Commitment” means a commitment for issuance of a Title Policy by First American Title Insurance Company covering some portion of the Seller Land or a Leasehold Interest.

“Title Company” has the meaning specified in Section 11.4(a).

“Title Defect” has the meaning specified in Section 11.5(a).

“Title Policies” has the meaning specified in Section 11.4(a).

“Title Review Period” has the meaning specified in Section 11.5(a).

“Transaction Documents” means this Agreement, the Timber Note, the Letter of Credit and any exhibits or schedules thereto or other documents referred to therein, the Master Stumpage Agreement, the Fiber Supply Agreement, the Contribution Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 3.4.

“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Trustee” means the trustee party to the Services Agreement.

“Underlying Lease” has the meaning specified in Section 8.2.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MEADWESTVACO COATED BOARD, INC.

By:	/s/ James A. Buzzard
Name:	James A. Buzzard
Title:	Chief Executive Officer

WELLS TIMBERLAND ACQUISITION, LLC

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President